FIRST UNION CORPORATION
       AND SUBSIDIARIES


                                                            FIRST QUARTER
                                                            FINANCIAL
                                                            SUPPLEMENT


                                   THREE MONTHS ENDED
                                   MARCH 31, 1996

                             FIRST UNION CORPORATION
                                AND SUBSIDIARIES

                       FIRST QUARTER FINANCIAL SUPPLEMENT

                        THREE MONTHS ENDED MARCH 31, 1996
                                   (Unaudited)



TABLE OF CONTENTS



                                                                                                       Page
Selected Financial Data.............................................................................     1
Management's Analysis of Operations.................................................................     2
Consolidated Summaries of Income, Per Share Data and Balance Sheet Data                                T-1
Noninterest Income..................................................................................   T-2
Noninterest Expense.................................................................................   T-2
Selected Lines of Business..........................................................................   T-3
Internal Capital Growth and Dividend Payout Ratios..................................................   T-3
Selected Quarterly Data.............................................................................   T-4
Securities Available for Sale.......................................................................   T-5
Investment Securities...............................................................................   T-6
Loans...............................................................................................   T-7
Allowance for Loan Losses and Nonperforming Assets..................................................   T-8
Intangible Assets...................................................................................   T-9
Allowance for Foreclosed Properties.................................................................   T-9
Deposits............................................................................................  T-10
Time Deposits in Amounts of $100,000 or More........................................................  T-10
Long-Term Debt......................................................................................  T-11
Changes in Stockholders' Equity.....................................................................  T-12
Capital Ratios......................................................................................  T-13
Off-Balance Sheet Derivative Financial Instruments..................................................  T-14
Off-Balance Sheet Derivatives-Expected Maturities...................................................  T-16
Off-Balance Sheet Derivatives Activity..............................................................  T-16
Net Interest Income Summaries
     Five Quarters Ended March 31, 1996.............................................................  T-17
     Year-to-date December 31, 1995; September 30, and June 30, 1995................................  T-19
Consolidated Balance Sheets
     Five Quarters Ended March 31, 1996.............................................................  T-21
Consolidated Statements of Income...................................................................  T-22
Consolidated Statements of Cash Flows...............................................................  T-23









                                SELECTED FINANCIAL DATA




                                                               Three Months Ended
                                                                    March 31,
(In thousands except per share data)                            1996            1995

FINANCIAL HIGHLIGHTS
Net income                                                   $ 242,850           349,844
Dividends on preferred stock                                     3,900            12,237

Net income applicable to common stockholders                   238,950           337,607
After-tax restructuring charges                                181,095                 -
Net income applicable to common stockholders
    before merger-related restructuring charges              $ 420,045           337,607

PER COMMON SHARE DATA
Net income                                                   $    0.85              1.19
Net income before merger-related, after tax restructuring
  charges                                                         1.50              1.19
Net income before merger-related, after tax restructuring
  charges
    and intangible amortization expense                           1.68              1.35
Cash dividends                                                    0.52              0.46
Quarter-end price                                               60.375            43.375
Book value                                                   $   31.80             29.18

PERFORMANCE HIGHLIGHTS
Return on average assets (a) (b)                                  0.75%             1.27
Return on average common equity (a) (c)                          10.76             16.52
Before merger-related after-tax  restructuring charges
    Return on average assets (a) (b)                              1.30              1.27
    Return on average common equity (a) (c)                      18.67             16.52
Dividend payout ratio on common shares                           61.18             35.58
Net interest margin (a)                                           4.19              4.65

ASSET QUALITY
Allowance as % of loans, net                                      1.60              1.94
Allowance as % of nonaccrual and restructured loans                197               243
Allowance as % of nonperforming assets                             171               178
Net charge-offs to average loans, net                             0.66              0.37
Nonperforming assets to loans, net and foreclosed
  properties                                                      0.93              1.09

CAPITAL
Tier 1 capital to risk-weighted assets                            7.00              7.89
Stockholders' equity to assets                                    6.98%             7.39


    (a) Annualized.
    (b) Based on net income.
    (c) Based on net income applicable to common stockholders and average common stockholders' equity excluding average net unrealized gains and losses on debt and equity securities.

                       MANAGEMENT'S ANALYSIS OF OPERATIONS

EARNINGS HIGHLIGHTS

First Union's net income applicable to common stockholders was $239 million in the first quarter of 1996, compared with $338 million in the first quarter of 1995 and $331 million in the fourth quarter of 1995. On a per common share basis, earnings were $.85 compared with $1.19 in both the first quarter of 1995 and in the fourth quarter of 1995. The first quarter of 1996 results include $181 million after-tax, or 65 cents per share, and the fourth quarter of 1995 results include $73 million after-tax, or 26 cents, in restructuring charges related to the January 1, 1996, First Fidelity Bancorporation pooling of interests acquisition.

First Union's earnings, before restructuring charges, increased in the first quarter of 1996 to $420 million, compared with $338 million in the first quarter of 1995 and $404 million in the fourth quarter of 1995. On a per common share basis, earnings before the restructuring charges were $1.50 compared with $1.19 in the first quarter of 1995 and $1.45 in the fourth quarter of 1995.

The first quarter 1996 results represented a return on common equity of 10.76 percent and a return on assets of .75 percent. Excluding the restructuring charges, the first quarter of 1996 results represented a return on common equity of 18.67 percent and a return on assets of 1.30 percent.

Highlights of the first quarter 1996 results compared with the first quarter of 1995 included:

o 7 percent growth in tax-equivalent net interest income;

o 27 percent growth in noninterest income (excluding securities transactions);
and

o An overhead efficiency ratio of 54 percent, excluding restructuring charges and amortization of intangibles.

Domestic banking operations, including trust operations, located in Connecticut, Delaware, Florida, Georgia, Maryland, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Virginia and Washington, D.C., and mortgage banking operations are our principal sources of revenues. Foreign banking operations are immaterial.

OUTLOOK
The strong results of the first quarter give us a great deal of optimism for the rest of 1996. Significant contributions to revenue growth came from areas in which First Union continues to make discretionary investments, including the Capital Management Group and Capital Markets Group. The company maintained strong expense control as evidenced by an overhead efficiency ratio (excluding the restructuring charges and amortization of intangibles) of 54 percent. Sales of mutual funds, asset management accounts and other investment-related products and services were particularly encouraging in our new northern markets.

In the first quarter of 1996, we completed two bank and thrift purchase accounting acquisitions in North Carolina and Tennessee, and in the second quarter of 1996, we expect to complete a third purchase accounting acquisition of a Florida thrift. At March 31, 1996, these three acquisitions had combined assets, net loans and deposits of $2.1 billion, $1.4 billion and $1.8 billion, respectively.

We continue to be alert to opportunities to enhance stockholder value through acquisitions. With the completion of the First Fidelity acquisition, however, our focus has shifted more to a strategy of internal growth and acquisitions to expand existing lines of business. The significant investments we have made in acquisitions, in technology and in expanded products and services position us to serve our 11 million customers in a dynamic and diverse geographic marketplace.

However, we continue to evaluate acquisition opportunities that will provide access to customers and markets that we believe complement our long-term goals. Acquisition discussions and in some cases negotiations also take place, and future acquisitions involving cash, debt or equity securities may be expected. Acquisitions typically involve the payment of a premium over book and market values. Some dilution of First Union's book value and net income per common share may occur in connection with some future acquisitions.

The ACCOUNTING AND REGULATORY MATTERS section provides information about legislative, accounting and regulatory matters that have recently been adopted or proposed.

INCOME STATEMENT REVIEW

NET INTEREST INCOME
Tax-equivalent net interest income increased 7 percent from the first quarter of 1995 to $1.2 billion in the first quarter of 1996. The increase primarily reflected growth in average loans, the repricing of variable rate assets, and purchase accounting acquisitions.

Nonperforming loans reduce interest income because the contribution from these loans is eliminated or sharply reduced. In the first quarter of 1996, $22 million in gross interest income would have been recorded if all nonaccrual and restructured loans had been current in accordance with their original terms and had been outstanding throughout the period, or since origination if held for part of the period. The amount of interest income related to these assets and included in income in the first quarter of 1996 was $4 million.

NET INTEREST MARGIN
The net interest margin, which is the difference between the tax-equivalent yield on earning assets and the rate paid on funds to support those assets, was
4.19 percent in the first quarter of 1996, compared with 4.65 percent in the first quarter of 1995 and 4.20 percent in the fourth quarter of 1995. The margin decline was primarily related to the addition of acquired banks and thrifts with lower margins and to the generation of lower-spread assets related to capital markets activities. It should be noted that the margin is not our primary management focus or goal. Our goal is to continue increasing net interest income.

The average rate earned on earning assets was 8.02 percent in the first quarter of 1996, compared with 8.25 percent in first quarter 1995. The average rate paid on interest-bearing liabilities was 4.40 percent in the first quarter of 1996 and 4.21 percent in first quarter 1995.

We use securities and off-balance sheet transactions to manage interest rate sensitivity. More information on these transactions is included in the INTEREST RATE RISK MANAGEMENT section.

NONINTEREST INCOME
We are meeting the challenges of increasing competition and changing customer demands and demographics by making discretionary investments to enhance our prospects for income growth. We have significantly broadened our product lines, particularly in the capital markets, capital management and card products areas, to provide additional sources of fee income that complement our longstanding banking products and services. These investments were reflected in the 27 percent growth in noninterest income, excluding securities transactions, to $511 million in the first quarter of 1996, compared with $404 million in the first quarter of 1995.

Virtually all categories of noninterest income increased in the first quarter of 1996 compared with the first quarter of 1995. Key contributors included 201 percent growth in income related to Capital Markets activities, to $90 million in the first quarter of 1996 from $30 million in the first quarter of 1995. Capital Markets activities include asset securitizations, risk management products, international trade finance, loan syndications, private placements, merchant banking, other financing alternatives and trading activities, which are discussed below. Additionally, Capital Management fee income, including mutual funds, personal and corporate trust and brokerage services, increased 22 percent in the first quarter of 1996 to $115 million from $94 million in the first quarter of 1995.

Other significant sources of noninterest income included service charges on deposit accounts, which increased 10 percent, and insurance commissions, which increased 56 percent, from the first quarter of 1995.

TRADING ACTIVITIES
Our Capital Markets Group also made a key contribution to noninterest income through trading profits. Trading profits increased in the first quarter of 1996 to $21 million, compared with $4 million in the first quarter of

1995. The increase was the result of general market conditions and expanded trading volume. Trading activities are undertaken to satisfy customers' risk management and investment needs and for the corporation's own proprietary account. All trading activities are conducted within risk limits established by the corporation's Credit/Market Risk Committee, and all trading positions are recorded at estimated fair value daily. Trading activities include fixed income securities, money market instruments, foreign exchange, options, futures, forward rate agreements and swaps, and the trading and underwriting of debt securities. Trading account assets were $3.3 billion at March 31, 1996, compared with $1.9 billion at year-end 1995.

NONINTEREST EXPENSE
Noninterest expense increased in the first quarter of 1996 to $1.3 billion, or $1.0 billion excluding merger- related restructuring charges, compared with $957 million in the first quarter of 1995. Our overhead efficiency ratio in the first quarter of 1996 was 73 percent, compared with 61 percent in the first quarter of 1995. The overhead efficiency ratio was adversely affected by the merger-related charges of $281 million in the first quarter of 1996 and by intangibles amortization expense of $62 million in the first quarter of 1996 and $52 million in the first quarter of 1995. Without the merger-related charges and intangibles amortization expense, our overhead efficiency ratio was 54 percent in the first quarter of 1996 and 58 percent in the first quarter of 1995. The overhead efficiency ratio was affected somewhat by the significant investments and initiatives under way in capital markets, capital management and other areas. These investments and initiatives are designed to enhance noninterest income in future periods.

Professional fees declined to $6 million in the first quarter of 1996 from $42 million in the first quarter of 1995, primarily as a result of terminating certain service contracts.

In the fourth quarter of 1995, First Union and First Fidelity each recorded pre-tax, merger-related restructuring charges respectively of $16 million and $78 million, or an aggregate of $73 million after tax, and First Union recorded $281 million ($181 million after tax) of such charges in the first quarter of 1996. The $375 million of pre-tax, merger-related restructuring charges ($254 million after tax) primarily related to severance and change in control obligations, fixed asset write-downs and vacant space accruals, accelerated disposition of owned real estate, service contract terminations, professional fees and other miscellaneous items, none of which individually exceeded $8 million after tax. At March 31, 1996, $204 million of such charges had been paid and $47 million was related to noncash charges. The remaining accrual of $124 million at March 31, 1996, will be paid by January 1997.

The FDIC significantly reduced the insurance premiums it charges on federally insured bank deposits to the statutory minimum of $2,000.00 for "well capitalized" banks, effective January 1, 1996. Premiums related to savings and loan association deposits acquired by banks will continue to be assessed at the rate of 23 cents to 31 cents per $100.00. Pending before Congress is legislation to merge the Bank Insurance Fund (BIF) and the Savings Association Insurance Fund (SAIF) as well as a provision to recapitalize SAIF through a one-time assessment. At March 31, 1996, we had $23.1 billion in SAIF deposits that were subject to the potential one-time assessment. Based on the legislation as currently written, the one-time assessment could be as high as $105 million after tax. The FDIC premium expense decreased from $46 million in the first quarter of 1995 to $12 million in the first quarter of 1996. The expense savings in the first quarter of 1996 were largely offset by discretionary investments in areas such as the company's retail delivery channels, capital markets and capital management. We currently expect to invest the expected savings that result from the FDIC premium reduction in 1996 in various current and future discretionary investments, business initiatives and technology programs. The ACCOUNTING AND REGULATORY MATTERS section includes more information on the reduced FDIC insurance premiums.

Amortization of intangibles represents the amortization of other intangible assets, which includes primarily goodwill and deposit base premium, and credit card premium related to purchase accounting acquisitions. These intangibles are amortized over periods ranging from six to 25 years. Amortization is a noncash charge to income; therefore, liquidity and funds management activities are not affected. At March 31, 1996, and December 31, 1995, we had $2.4 billion in other intangible assets. Costs related to environmental matters were not material.

BALANCE SHEET REVIEW

SECURITIES AVAILABLE FOR SALE
Securities available for sale are used as a part of the corporation's interest rate risk management strategy. They may be sold in response to changes in interest rates, changes in prepayment risk, liquidity needs, the need to increase regulatory capital ratios and other factors. These securities are carried at estimated fair value. Unrealized changes in fair value are recognized as a separate component of stockholders' equity, net of tax.

Realized gains and losses are recognized in income at the time the securities are sold. The available for sale portfolio consists of U.S. Treasury, municipal and mortgage-backed and asset-backed securities as well as collateralized mortgage obligations, corporate, foreign and equity securities. Securities available for sale transactions resulted in a gain of $15 million in the first quarter of 1996, compared with a gain of $11 million in the first quarter of 1995.

At March 31, 1996, we had securities available for sale with a market value of $17.2 billion, compared with $18.2 billion at year-end 1995. The market value of securities available for sale was $48 million below amortized cost at March 31, 1996. A $39 million after-tax unrealized loss reduced stockholders' equity at March 31, 1996.

The average rate earned on securities available for sale in the first quarter of 1996 was 6.54 percent, compared with 6.38 percent in first quarter 1995. The average maturity of the portfolio was 3.70 years at March 31, 1996.

INVESTMENT SECURITIES
Investment securities are those securities that we intend to hold to maturity. Sales of these securities are rare. These securities are carried at amortized cost. The portfolio consists of U.S. Government agency, corporate, municipal and mortgage-backed securities, and collateralized mortgage obligations. First Union's investment securities amounted to $2.9 billion at March 31, 1996, compared with $3.1 billion at year-end 1995.

The average rate earned on investment securities in the first quarter of 1996 was 8.62 percent, compared with 7.58 percent in the first quarter of 1995. The average maturity of the portfolio was 5.66 years at March 31, 1996.

LOANS
The loan portfolio, which represents our largest asset balance, is a significant source of interest and fee income. The loan portfolio is subject to both credit and interest rate risk. Our lending strategy stresses quality growth, diversified by product, geography and industry. A common credit underwriting structure is in place throughout the company.

The loan portfolio at March 31, 1996, was composed of 44 percent in commercial loans and 56 percent in consumer loans. The portfolio mix did not change significantly from year-end 1995. The commercial loan portfolio includes general commercial loans, both secured and unsecured, and commercial real estate loans. General commercial loans are typically working capital loans to finance the inventory, receivables and other working capital needs of commercial borrowers, and term loans to finance fixed assets or acquisitions.

Commercial real estate loans typically finance the construction or purchase of commercial real estate. Consumer loans include mortgage, credit card and installment loans. Consumer mortgage lending includes both first and second mortgage loans.

Consistent with our longtime standard, we generally look for two repayment sources for commercial real estate loans: cash flows from the project and other resources of the borrower. Our commercial lenders focus principally on middle-market companies, which we believe reduces the risk of credit loss from any single borrower or group of borrowers. A majority of our commercial loans are for less than $10 million. Consumer lending through our full-service bank branches is managed using an automated underwriting system that combines statistical predictors of risk and industry standards for acceptable levels of customer debt capacity and collateral valuation. These guidelines are continually monitored for overall effectiveness and compliance with fair lending practices.

Net loans at March 31, 1996, were $90.0 billion, compared with $90.6 billion at year-end 1995. Average net loans for the first quarter of 1996 were $89.3 billion, compared with $87.9 billion for the fourth quarter of 1995. Consumer lending outpaced commercial loan growth, which decreased slightly due to repositioning of short-term assets in the acquired First Fidelity portfolio. Consumer lending, particularly credit cards and direct lending, continue to be the highest-yielding portfolios.

At March 31, 1996, unused loan commitments related to commercial and consumer loans were $20.6 billion and $16.6 billion, respectively. Commercial and standby letters of credit were $3.7 billion. At March 31, 1996, loan participations sold to other lenders amounted to $616 million and were recorded as a reduction of gross loans.

The average rate earned on loans in the first quarter of 1996 was 8.52 percent, compared with 8.71 percent in the first quarter of 1995. The average prime rate in the first quarter of 1996 was 8.34 percent, compared with 8.83 percent in the first quarter of 1995. Factors affecting loan rates between the first quarter of 1996 and year-end 1995 included an increased portion of the loan portfolio tied to rate indices other than the prime rate; a larger portfolio of fixed and adjustable rate mortgages; and the repricing of credit card portfolio introductory rates.

The ASSET QUALITY section provides information about geographic exposure in the loan portfolio.

COMMERCIAL REAL ESTATE LOANS
Commercial real estate loans amounted to 13 percent of the total portfolio at March 31, 1996, compared with 14 percent at December 31, 1995. This portfolio included commercial real estate mortgage loans of $9.7 billion at March 31, 1996, and $10.0 billion at December 31, 1995.

ASSET QUALITY

NONPERFORMING ASSETS
At March 31, 1996, nonperforming assets were $842 million, or .93 percent of net loans and foreclosed properties, compared with $826 million, or .91 percent, at December 31, 1995. The increase in nonperforming assets was primarily related to modest increases in mortgage delinquency rates and to conforming the nonperforming asset policies of First Fidelity to First Union. The impact of the policy change was most significant in the consumer mortgage portfolios.

Loans or properties of less than $5 million each made up 77 percent, or $650 million, of nonperforming assets at March 31, 1996. Of the rest:

o 8 loans or properties between $5 million and $10 million each accounted for $56 million; and
o        7 loans or properties over $10 million each accounted for $136 million.

Forty-eight percent of nonperforming assets were collateralized primarily by real estate at March 31, 1996, compared with 50 percent at year-end 1995.

PAST DUE LOANS
In addition to these nonperforming assets, at March 31, 1996, accruing loans 90 days past due were $275 million, compared with $290 million at December 31, 1995. Of these, $20 million were related to commercial and commercial real estate loans at March 31, 1996, and $15 million at December 31, 1995. At
March 31, 1996, we were closely monitoring certain loans for which borrowers were experiencing increased levels of financial stress. None of these loans were included in nonperforming assets or in accruing loans past due 90 days, and the aggregate amount of these loans is not significant.

NET CHARGE-OFFS
Net charge-offs as a percentage of average net loans were .66 percent in the first quarter of 1996, compared with .49 percent in the fourth quarter of 1995 and .37 percent in the first quarter of 1995. The increase in net charge-offs in the first quarter of 1996 was principally related to a single, large commercial credit and to the maturing credit card portfolio. The credit quality of the card portfolio is performing as our model had anticipated, and this performance is consistent with predictable and typical seasoning of the various solicitation vintages. We anticipate a continuing increase in the dollar level of charge-offs from the credit card portfolio as credit card receivables continue to increase and the portfolio continues to season. We do not believe that the higher levels of net charge-offs are indicative of any significant deterioration in the credit quality of the loan portfolio. We are carefully monitoring trends in both the commercial and consumer loan portfolios for signs of credit weakness. Additionally, we have evaluated our credit policies in light of changing economic trends. All of these steps have been taken with the goals of minimizing future credit losses and deterioration, while allowing for maximum profitability. Table 10 provides information on net charge-offs by category.

PROVISION AND ALLOWANCE FOR LOAN LOSSES
The loan loss provision was $70 million in the first quarter of 1996, compared with $42 million in the first quarter of 1995. The increase in the loan loss provision was based primarily on current economic conditions, on the maturity and level of nonperforming assets, and on projected levels of charge-offs.

We establish reserves based upon various other factors, including the results of quantitative analyses of the quality of commercial loans and commercial real estate loans. Reserves for commercial and commercial real estate loans are based principally on loan grades, historical loss rates, borrowers' creditworthiness, underlying cash flows from the project and from borrowers, and analysis of other less quantifiable factors that might influence the portfolio. Reserves for consumer loans are based principally on delinquencies and historical loss rates. We analyze all loans in excess of $1 million that are being monitored as potential credit problems to determine whether supplemental, specific reserves are necessary.

The allowance for loan losses was $1.44 billion at March 31, 1996, compared with $1.51 billion at year-end 1995. The ratio of the allowance for loan losses to nonaccrual and restructured loans was 197 percent at March 31, 1996, and 233 percent at year-end 1995. The ratio of the allowance to net loans was 1.60 percent at March 31, 1996, compared with 1.66 percent at year-end 1995.

In the first quarter of 1996, we reallocated the acquired First Fidelity allowance for loan losses based on First Union's policies and procedures. As a result, the unallocated portion of the combined allowance for loan losses increased from $230 million at December 31, 1995, to $436 million at March 31, 1996.

At March 31, 1996, impaired loans, which are included in nonaccrual loans, amounted to $438 million. A loan is considered to be impaired when, based on current information, it is probable that we will not receive all amounts due in accordance with the contractual terms of a loan agreement. Included in the allowance for loan losses is $51 million related to $268 million of impaired loans. The rest of impaired loans are recorded at or below cost. In the first three months of 1996, the average recorded investment in impaired loans was $439 million and $3 million of interest income was recognized on loans while they were impaired. All of this income was recognized using a cash-basis method of accounting.

GEOGRAPHIC EXPOSURE
The loan portfolio in the East Coast region of the United States is spread primarily across 82 metropolitan statistical areas with diverse economies. Atlanta, Georgia; Charlotte and Greensboro, North Carolina; Miami, Jacksonville, West Palm Beach and Tampa, Florida; Bergen County and Newark, New Jersey; Philadelphia, Pennsylvania; and Washington, D.C., are our largest markets. Substantially all of the $12.3 billion commercial real estate portfolio at March 31, 1996, was located in our banking region.

LIQUIDITY AND FUNDING SOURCES
Liquidity planning and management are necessary to ensure we maintain the ability to fund operations cost- effectively and to meet current and future obligations such as loan commitments and deposit outflows. In this process, we focus on both assets and liabilities and on the manner in which they combine to provide adequate liquidity to meet the corporation's needs.

Funding sources primarily include customer-based core deposits but also include purchased funds and cash flows from operations. First Union is one of the nation's largest core deposit-funded banking institutions. Our large consumer deposit base, which is spread across the economically strong South Atlantic region and high per-capita income Northeast region, creates considerable funding diversity and stability. Further, our acquisitions of bank and thrift deposits have enhanced liquidity.

Asset liquidity is maintained through maturity management and through our ability to liquidate assets, primarily assets held for sale. Another significant source of asset liquidity is the potential to securitize assets such as credit card receivables and auto, home equity, commercial and mortgage loans. We securitized $995 million of credit card receivables in March 1996 and an additional $324 million in April 1996 through public offerings led by First Union Capital Markets Corp. Other off-balance sheet sources of liquidity exist as well, such as a mortgage servicing portfolio for which the estimated fair value exceeded book value by $190 million at March 31, 1996.

CORE DEPOSITS
Core deposits are a fundamental and cost-effective funding source for any banking institution. Core deposits were $86.2 billion at March 31, 1996, compared with $86.4 billion at December 31, 1995. Core deposits include savings, negotiable order of withdrawal (NOW), money market, noninterest-bearing and other consumer time deposits.

The portion of core deposits in higher-rate, other consumer time deposits was 36 percent at March 31, 1996, and 37 percent at year-end 1995. Other consumer time and other noncore deposits usually pay higher rates than savings and transaction accounts, but they generally are not available for immediate withdrawal, and they are less expensive to process.

In the first quarter of 1996 and in the fourth quarter of 1995, average noninterest-bearing deposits were 19 percent of average core deposits. The NET INTEREST INCOME SUMMARIES provide additional information about average core deposits.

Average core deposit balances were $86.0 billion in the first quarter of 1996, an increase of $1.4 billion from the fourth quarter of 1995. Average balances in savings and NOW, money market and noninterest-bearing deposits were higher when compared with the previous quarter, while other consumer time deposits were lower. Deposits can be affected by branch closings or consolidations, seasonal factors and the rates being offered compared to other investment opportunities.

PURCHASED FUNDS
Purchased funds at March 31, 1996, were $24.7 billion, compared with $25.7 billion at year-end 1995. Purchased funds are acquired primarily through (i) our large branch network, consisting principally of $100,000 and over certificates of deposit, public funds and treasury deposits, and (ii) national market sources, consisting of relatively short-term funding sources such as federal funds, securities sold under repurchase agreements, eurodollar time deposits, short-term bank notes and commercial paper, and longer-term funding sources such as term bank notes, Federal Home Loan Bank borrowings and corporate notes. Average purchased funds in the first quarter of 1996 were $26.1 billion, an increase of 19 percent from $22.0 billion in the fourth quarter of 1995. The increase was used primarily to purchase held-for-sale portfolio securities.

CASH FLOWS
Cash flows from operations are a significant source of liquidity. Net cash provided from operations primarily results from net income adjusted for the following noncash accounting items: the provisions for loan losses and foreclosed properties; depreciation and amortization; and deferred income taxes or benefits. This cash was available in the first quarter of 1996 to increase earning assets or to reduce borrowings.

LONG-TERM DEBT
Long-term debt was 83 percent of total stockholders' equity at March 31, 1996, compared with 79 percent at December 31, 1995. The increase in long-term debt compared with year-end 1995 was primarily related to $300 million of bank notes with varying rates and terms that mature by 2036. Additionally, in the first quarter of 1996 we issued $260 million of subordinated notes with rates ranging from 7.00 percent to 7.18 percent and maturities of either 10 years or 15 years. Proceeds from these debt issues have been used for general corporate purposes.

Under a shelf registration statement filed with the Securities and Exchange Commission, we currently have available for issuance $1.2 billion of senior or subordinated debt securities. The sale of any additional debt securities will depend on future market conditions, funding needs and other factors.

DEBT OBLIGATIONS
We have a $350 million, committed back-up line of credit that expires in December 1998. This credit facility contains financial covenants that require First Union to maintain a minimum level of tangible net worth, restrict double leverage ratios and require capital levels at subsidiary banks to meet regulatory standards. First Union has not used this line of credit. During 1996, $1.5 billion of long-term debt will mature, including bank notes discussed above of $835 million. Funds for the payment of long-term debt will come from operations or, if necessary, additional borrowings.

STOCKHOLDERS' EQUITY
At March 31, 1996, total stockholders' equity was $9.1 billion, compared with $9.0 billion at December 31, 1995, and 281 million common shares were outstanding, compared with 278 million shares at December 31, 1995. In February 1996, the board of directors renewed its existing authorization for the purchase in the open market from time to time of up to 15 million shares of First Union common stock. Repurchases would be made primarily in connection with future acquisitions and stock-based employee benefit plans.

On April 16, 1996, First Union called for redemption on July 1, 1996, all 350,000 outstanding shares of its Series D Adjustable Rate Cumulative Class A Preferred Stock and all 2,965,000 outstanding depositary shares, each representing a 1/40th interest in a share, of its Series F 10.64 percent Class A Preferred Stock. The redemption price for the Series D is $100.00 per share and for the depositary shares is $25.00 per share. In the first quarter of 1995, we redeemed all of the 6.3 million outstanding shares of Series 1990 cumulative perpetual adjustable rate preferred stock at a redemption price of $51.50 per share.

The corporation paid $149 million in dividends to preferred and common stockholders in the first quarter of 1996. At March 31, 1996, stockholders' equity was reduced by a $39 million unrealized after-tax loss related to debt and equity securities. The SECURITIES AVAILABLE FOR SALE section provides additional information about debt and equity securities.

Preferred dividends were $4 million in the first quarter of 1996, compared with $12 million in the first quarter of 1995.

SUBSIDIARY DIVIDENDS
Our banking subsidiaries are the largest source of parent company dividends. Capital requirements established by regulators limit dividends that these and certain other of our subsidiaries can pay. The Office of the Comptroller of the Currency (OCC) generally limits a national bank's dividends in two principal ways: first, dividends cannot exceed the bank's undivided profits, less statutory bad debt in excess of a bank's allowance for loan losses; and second, in any year dividends may not exceed a bank's net profits for that year, plus its retained earnings from the preceding two years, less any required transfers to surplus. Under these and other limitations, our subsidiaries had $687 million available for dividends at March 31, 1996, without prior approval from the OCC. Our subsidiaries paid $288 million in dividends to the corporation in the first quarter of 1996.

REGULATORY CAPITAL
Federal banking regulations require that bank holding companies and their subsidiary banks maintain minimum levels of capital. These banking regulations measure capital using three formulas relating to tier 1 capital, total capital and leverage capital. The minimum level for the ratio of total capital to risk-weighted assets (including certain off-balance-sheet financial instruments, such as standby letters of credit and interest rate swaps) is currently 8 percent. At least half of total capital is to be composed of common equity, retained earnings and a limited amount of qualifying preferred stock, less certain intangible assets (tier 1 capital). The rest may consist of a limited amount of subordinated debt, nonqualifying preferred stock and a limited amount of the loan loss allowance (together with tier 1 capital, total capital).

At March 31, 1996, the tier 1 and total capital ratios were 7.00 percent and
11.91 percent, respectively, compared with 6.70 percent and 11.45 percent at December 31, 1995.

In addition, the Federal Reserve Board has established minimum leverage ratio requirements for bank holding companies. These requirements provide for a minimum leverage ratio of tier 1 capital to adjusted average quarterly assets equal to 3 percent for bank holding companies that meet specified criteria, including having the highest regulatory rating. All other bank holding companies are generally required to maintain a leverage ratio of at least 4 to 5 percent. The leverage ratio at March 31, 1996, was 5.56 percent, compared with 5.49 percent at December 31, 1995.

The requirements also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve Board has indicated it will continue to consider a tangible tier 1 leverage ratio (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve Board has not advised us of any specific minimum leverage ratio applicable to us.

Each subsidiary bank is subject to similar capital requirements adopted by the OCC. Each subsidiary bank listed in Table 17 had a leverage ratio in excess of
5.35 percent at March 31, 1996. None of our subsidiary banks has been advised of any specific minimum capital ratios applicable to it.

The regulatory agencies also have adopted regulations establishing capital tiers for banks. Banks in the highest capital tier, or "well capitalized," must have a leverage ratio of 5 percent, a tier 1 capital ratio of 6 percent and a total capital ratio of 10 percent. At March 31, 1996, the deposit-taking subsidiary banks listed in Table 17 met the capital and leverage ratio requirements for "well capitalized" banks. We expect to maintain these ratios at the required levels by the retention of earnings and, if necessary, the issuance of additional capital. Failure to meet certain capital ratio or leverage ratio requirements could subject a bank to a variety of enforcement remedies, including termination of deposit insurance by the FDIC. First Union Home Equity Bank, N.A. is not a deposit-taking bank.

The ACCOUNTING AND REGULATORY MATTERS section provides more information about proposed changes in risk- based capital standards.

INTEREST RATE RISK MANAGEMENT
Managing interest rate risk is fundamental to banking. Banking institutions manage the inherently different maturity and repricing characteristics of the lending and deposit-taking lines of business to achieve a desired interest rate sensitivity position and to limit exposure to interest rate risk. The inherent maturity and repricing characteristics of our day-to-day lending and deposit activities create a naturally asset-sensitive structure. By using a combination of on- and off-balance sheet financial instruments, we manage the sensitivity of earnings to changes in interest rates within our established policy guidelines.

The Credit/Market Risk Committee of the corporation's board of directors reviews overall interest rate risk management activity. The corporation's Funds Management Committee, which includes the three members of the Office of the Chairman of the corporation, and senior executives from our Capital Markets Group, credit and finance areas, oversees the interest rate risk management process and approves policy guidelines. Balance sheet management and finance personnel monitor the day-to-day exposure to changes in interest rates in response to loan and deposit flows. They make adjustments within established policy guidelines.

We measure interest rate sensitivity by estimating the amount of earnings per share at risk based on the modeling of future changes in interest rates. Our model captures all assets and liabilities and off-balance sheet financial instruments, and combines various assumptions affecting rate sensitivity and changes in balance sheet mix into an earnings outlook that incorporates our view of the interest rate environment most likely over the next 24 months. Balance sheet management and finance personnel review and update continuously the underlying assumptions included in the earnings simulation model. The results of the model are reviewed by the Funds Management Committee. The model is updated at least monthly and more often as appropriate.

We believe our earnings simulation model is a more relevant depiction of interest rate risk than traditional gap tables because it captures multiple effects excluded in less sophisticated presentations, and it includes significant variables that we identify as being affected by interest rates. For example, our model captures rate of change differentials, such as federal funds rates versus savings account rates; maturity effects, such as calls on securities; and rate barrier effects, such as caps and floors on loans. It also captures changing balance sheet levels, such as commercial and consumer loans (both floating and fixed rate); noninterest-bearing deposits and investment securities. In addition, our model considers leads and lags that occur in long-term rates as short-term rates move away from current levels; the elasticity in the repricing characteristics of savings and money market deposits; and the effects of prepayment volatility on various fixed-rate assets such as residential mortgages, mortgage-backed securities and consumer loans. These and certain other effects are evaluated in developing the scenarios from which sensitivity of earnings to changes in interest rates is determined.

We use three standard scenarios in analyzing interest rate sensitivity for policy measurement. The base-line scenario is our estimated most likely path for future short-term interest rates over the next 24 months. The measurement of interest rate sensitivity is the percentage change in earnings per share calculated by the model under "high rate" and under "low rate" scenarios. The "high rate" and "low rate" scenarios assume 100 basis point shifts from the base-line scenario in the federal funds rate by the fourth succeeding month and that the rate remains 100 basis points higher or lower than the base-line through the rest of the 24-month period. Our policy limit for the maximum negative impact on earnings per share resulting from high rate or low rate scenarios is 5 percent. The policy measurement period begins with the fourth month forward and ends with the 15th month (i.e., a 12-month period.)

Our estimate in April 1996 of future short-term interest rates was that the federal funds rate would remain unchanged at 5.25 percent through January 1998 and would then rise gradually over the rest of the forecast period. Based on the April 1996 outlook, if interest rates were to rise 100 basis points above the estimated short-term rate scenario, i.e., follow the high rate scenario, the model indicates that earnings during the policy measurement period would be negatively affected by 3.7 percent. Our model indicates that earnings would benefit by 2.6 percent in our low rate scenario, i.e., a 100 point decline in estimated short-term interest rates.

In addition to the three standard scenarios used to analyze rate sensitivity over the policy measurement period, we also analyze the potential impact of other, more extreme interest rate scenarios. These alternate scenarios may include interest rate paths both higher, lower and more volatile than those used for policy measurement. Because the interest rate sensitivity model is based on numerous interest rate assumptions, projected changes in growth in balance sheet categories and changes in other basic assumptions, actual results may differ from our current simulated outlook.

While our interest rate sensitivity modeling assumes that management takes no action, we regularly assess the viability of strategies to reduce unacceptable risks to earnings and implement such strategies when we believe those actions are prudent. For example, we have implemented strategies to add on- and off-balance sheet positions to reduce our potential asset sensitivity in 1998 and 1999. As new monthly outlooks become available, management will continue to formulate strategies to protect earnings from the potential effects of changes in interest rates.

OFF-BALANCE SHEET DERIVATIVES FOR INTEREST RATE RISK MANAGEMENT
As part of our overall interest rate risk management strategy, for many years we have used off-balance sheet derivatives as a cost- and capital-efficient way to modify the repricing or maturity characteristics of on-balance sheet assets and liabilities. Our off-balance sheet derivative transactions used for interest rate sensitivity management include interest rate swaps, futures and options with indices that relate to the pricing of specific financial instruments of the corporation. We believe we have appropriately controlled the risk so that the derivatives used for rate sensitivity management will not have any significant unintended effect on corporate earnings. As a matter of policy we do not use highly leveraged derivative instruments for interest rate risk management. The impact of derivative products on our earnings and rate sensitivity is fully incorporated in the earnings simulation model in the same manner as on-balance sheet instruments.

Our overall goal is to manage our rate sensitivity in ways that earnings are not adversely affected materially whether rates go up or down. As a result of interest rate fluctuations, off-balance sheet transactions (and securities) will from time to time develop unrealized appreciation or depreciation in market value when compared with their cost. The impact on net interest income attributable to these off-balance sheet transactions, all of which are linked to specific financial instruments as part of our overall interest rate risk management strategy, will generally be offset by net interest income from on-balance sheet assets and liabilities. The important consideration is not the shifting of unrealized appreciation or depreciation between and among on- and off-balance sheet instruments, but the prudent management of interest rate sensitivity so that corporate earnings are not unduly at risk as interest rates move up or down.

For example, there was significant interest rate volatility between year-end 1993 and the end of the first quarter of 1996, which was reflected in the dramatic change in the market value of our securities portfolio and off-balance sheet positions. The combined market value of those positions moved from an unrealized gain of $903 million at December 31, 1993, to an unrealized loss of $1.1 billion at December 31, 1994, and then back to an unrealized gain of $771 million at December 31, 1995. The unrealized gain in these positions at March 31, 1996, was $137 million. Despite these large year-to-year and quarterly fluctuations in market value and related fluctuations in the net interest income contribution from these positions, total net interest income continued to increase. This is the outcome we strive to achieve in using portfolio securities and off-balance sheet products to balance the income effects of core loans and deposits.

The fair value appreciation of off-balance sheet derivative financial instruments used to manage our interest rate sensitivity was $52 million at March 31, 1996, compared with fair value appreciation of $390 million at December 31, 1995.

The carrying amount of financial instruments used for interest rate risk management includes amounts for deferred gains and losses related to terminated positions. The amount of deferred gains and losses was $5 million and $3 million, respectively, at March 31, 1996.

Although off-balance sheet derivative financial instruments do not expose the corporation to credit risk equal to the notional amount, we are exposed to credit risk equal to the extent of the fair value gain in an off-balance sheet derivative financial instrument if the counterparty fails to perform. We minimize the credit risk in these instruments by dealing only with high quality counterparties. Each transaction is specifically approved for applicable credit exposure.

In addition, our policy is to require that all swaps and options be governed by an International Swaps and Derivatives Association Master Agreement. Bilateral collateral arrangements are in place for substantially all dealer counterparties. Derivative collateral arrangements for dealer transactions and trading activities are based on established thresholds of acceptable credit risk by counterparty. Thresholds are determined based on the strength of the individual counterparty and are bilateral. As of March 31, 1996, the total credit risk in excess of thresholds was $113 million. The fair value of collateral held was 98 percent of the total credit risk in excess of thresholds. For nondealer transactions, the need for collateral is evaluated on an individual transaction basis, and is primarily dependent on the financial strength of the counterparty.

ACCOUNTING AND REGULATORY MATTERS
On January 1, 1996, the corporation adopted Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Additionally, Standard No. 121 requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell, except for certain assets. The corporation's January 1, 1996, adoption of this Standard had no impact on net income.


On January 1, 1996, the corporation also adopted Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation," which requires that the fair value of employee stock-based compensation plans be recorded as a component of compensation expense in the statement of income as of the date of grant of awards related to such plans or that the impact of such fair value on net income and earnings per share be disclosed on a pro forma basis in a footnote to financial statements for awards granted after December 15, 1994, if the accounting for such awards continues to be in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). The corporation will continue such accounting under the provisions of APB 25 and disclose the pro forma information as required.

The Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), among other provisions, imposes liability on a bank insured by the FDIC for certain obligations to the FDIC incurred in connection with other insured banks under common control with such bank.

The Federal Deposit Insurance Corporation Improvement Act, among other things, requires a revision of risk- based capital standards. The new standards are required to incorporate interest rate risk, concentration of credit risk and the risks of nontraditional activities and to reflect the actual performance and expected risk of loss of multifamily mortgages. The RISK-BASED CAPITAL section provides information on risk assessment classifications.

Various legislative proposals related to the future of the Bank Insurance Fund
(BIF) and Savings Association Insurance Fund (SAIF) have been under consideration. Several of these proposals include a one-time special assessment for SAIF deposits and a subsequent comparable and reduced level of annual premiums for SAIF deposits. It is not known when and if any such proposal or any other related proposal may be adopted.

Legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the "liquidation or other resolution" of such an institution by any receiver.

The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (IBBEA) authorized interstate acquisitions of banks and bank holding companies without geographic limitation beginning September 27, 1995. Beginning June 1, 1997, a bank may merge with a bank in another state as long as neither of the states opt out of interstate branching between the date of enactment of IBBEA and May 31, 1997. IBBEA further provides that a state may enact laws permitting interstate merger transactions before June 1, 1997.

Various other legislative proposals concerning the banking industry are pending in Congress. Given the uncertainty of the legislative process, we cannot assess the impact of any such legislation on our financial condition or results of operations.

 TABLE 1
CONSOLIDATED SUMMARIES OF INCOME, PER SHARE AND BALANCE SHEET DATA



                                                 Twelve
                                                  Months           1996                                                   1995
                                                   Ended
                                               March 31,         FIRST        Fourth         Third        Second         First
(In thousands except per share data)                1996       QUARTER       Quarter       Quarter       Quarter       Quarter


CONSOLIDATED SUMMARIES OF INCOME
Interest income                        $       9,002,859      2,339,480     2,278,414     2,252,435     2,132,530     2,022,998

Interest income*                       $       9,104,386      2,364,254     2,301,623     2,277,504     2,161,005     2,051,694
Interest expense                               4,283,684      1,127,418     1,111,571     1,068,367       976,328       895,549

Net interest income*                           4,820,702      1,236,836     1,190,052     1,209,137     1,184,677     1,156,145
Provision for loan losses                        247,500         70,000        64,500        59,000        54,000        42,500
Net interest income after
    provision for loan losses*                 4,573,202      1,166,836     1,125,552     1,150,137     1,130,677     1,113,645
Securities available for sale
    transactions                                  48,215         14,583        15,701         9,718         8,213        10,708
Investment security transactions                   5,401            800           777         2,591         1,233           217
Noninterest income                             1,954,620        511,081       545,343       466,754       431,442       403,811
Noninterest expense**                          4,428,542      1,292,615     1,137,294     1,018,641       979,992       956,542

Income before income taxes*                    2,152,896        400,685       550,079       610,559       591,573       571,839
Income taxes                                     728,182        133,061       191,508       204,909       198,704       193,299
Tax-equivalent adjustment                        101,527         24,774        23,209        25,069        28,475        28,696

Net income                                     1,323,187        242,850       335,362       380,581       364,394       349,844
Dividends on preferred stock                      18,053          3,900         4,084         4,956         5,113        12,237
Net income applicable to common
    stockholders                       $       1,305,134        238,950       331,278       375,625       359,281       337,607

PER COMMON SHARE DATA
Net income                             $            4.70           0.85          1.19          1.36          1.30          1.19
Cash dividends                         $            2.02           0.52          0.52          0.52          0.46          0.46
Average common shares                                  -    280,374,291   278,526,745   275,484,290   278,118,886   282,566,184
Average common stockholders' equity***
       Quarter-to-date                 $               -      8,930,379     8,685,245     8,351,428     8,321,636     8,286,051
       Year-to-date                                    -      8,930,379     8,412,020     8,319,942     8,303,939     8,286,051
Common stock price                                 12.85
    High                                          62 7/8         62 7/8        58 7/8        51 3/8        49 3/4        45 1/8
    Low                                           42 7/8         51 1/2        49 5/8        45 1/4        42 7/8        41 3/8
    Period-end                         $          60 3/8         60 3/8        55 5/8            51        45 1/4        43 3/8
        To earnings ratio****                    12.85 X          12.85         11.04         10.16          9.29          9.11
        To book value                               190 %           190           174           166           149           149
Book value                             $           31.80          31.80         31.89         30.68         30.42         29.18

BALANCE SHEET DATA
Assets                                       130,581,264    130,581,264   131,879,873   121,918,643   118,462,474   113,253,413
Long-term debt                         $       7,539,045      7,539,045     7,120,947     6,717,374     6,053,033     4,615,040


    *Tax-equivalent.
   **Includes merger-related restructuring charges of $281,229,000
     ($181,095,000 after tax) in the first quarter of 1996 and $94,446,000 ($72,826,000 after tax) in the fourth quarter of 1995.
  ***Quarter-to-date and year-to-date average common stockholders' equity excludes average net unrealized gains or losses on debt and equity securities.
 ****Based on net income applicable to common stockholders.

TABLE 2
NONINTEREST INCOME

                                                Twelve
                                                Months       1996                                         1995
                                                Ended
                                              March 31,     FIRST      Fourth     Third      Second      First
(In thousands)                                  1996      QUARTER     Quarter   Quarter     Quarter    Quarter
Trading account profits                    $    85,488     20,524     34,537     18,004     12,423      4,443
Service charges on deposit accounts            630,436    160,730    159,102    156,476    154,128    145,846
Mortgage banking income                        152,282     37,191     39,978     39,489     35,624     34,494
Capital management income                      418,282    114,873    107,636    100,506     95,267     93,782
Securities available for sale transactions      48,215     14,583     15,701      9,718      8,213     10,708
Investment security transactions                 5,401        800        777      2,591      1,233        217
Fees for other banking services                155,327     33,040     39,786     41,926     40,575     37,284
Insurance commissions                           60,655     19,032     17,384     12,686     11,553     12,220
Sundry income                                  452,150    125,691    146,920     97,667     81,872     75,742

           Total                           $ 2,008,236    526,464    561,821    479,063    440,888    414,736



TABLE 3
NONINTEREST EXPENSE



                                                   Twelve
                                                   Months           1996                                            1995
                                                   Ended
                                                March 31,          FIRST        Fourth       Third    Second       First
(In thousands)                                     1996          QUARTER       Quarter     Quarter    Quarter    Quarter

Personnel expense
    Salaries                                    $ 1,650,798      412,421      437,198      413,088    388,091    376,933
    Other benefits                                  368,825      112,925       82,845       85,971     87,084     90,942

           Total                                  2,019,623      525,346      520,043      499,059    475,175    467,875
Occupancy                                           356,704       93,299       87,097       89,984     86,324     89,146
Equipment rentals, depreciation and maintenance     336,150       93,232       87,609       80,749     74,560     77,118
Advertising                                          66,278       11,026       16,165       20,685     18,402     16,953
Telecommunications                                   92,467       25,446       22,746       23,732     20,543     19,777
Travel                                               84,765       21,856       22,201       20,301     20,407     15,421
Postage                                              61,792       18,947       13,869       15,913     13,063     20,605
Printing and office supplies                         82,775       23,381       20,687       20,026     18,681     16,433
FDIC insurance                                       86,559       12,211       19,240        8,166     46,942     46,141
Other insurance                                      26,488        7,873        8,093        4,780      5,742      6,141
Professional fees                                   140,805        6,424       51,542       41,528     41,311     41,978
External data processing                             90,008       35,744       16,795       19,143     18,326     16,761
Owned real estate expense                             9,543          338        3,732        2,737      2,736      4,776
Mortgage servicing amortization                      30,901       10,976        6,954        7,673      5,298      4,824
Other intangibles amortization                      238,276       61,784       61,820       59,814     54,858     52,459
Merger-related restructuring charges                375,675      281,229       94,446            -          -          -
Sundry                                              329,733       63,503       84,255      104,351     77,624     60,134

           Total                                $ 4,428,542    1,292,615    1,137,294    1,018,641    979,992    956,542

TABLE 4
SELECTED LINES OF BUSINESS*



                                                                                               March 31, 1996

                                            First Union      Other
                                   Card     Home Equity    Consumer      Capital      Capital     Mortgage
(Dollars in thousands)           Products       Bank       Banking       Markets    Management     Banking
INCOME STATEMENT DATA
     Interest income**       $   220,585       76,634       431,148      321,167          8,361       468,005
     Interest expense             81,414       43,893       243,314      244,056            233       332,243
     Noninterest income           25,237        5,444         7,103       90,473        114,873        37,191

OTHER DATA
     Net charge-offs              78,538        1,240        29,048       47,687              -         3,205
     Average loans, net        6,091,614    3,068,037    18,288,987    9,420,580        140,061    24,156,898
     Nonperforming assets         24,877        9,759        64,631      118,450              -       131,057
     Average deposits                  -            -             -    2,753,978        676,677             -
     Assets under care                 -            -             -            -    110,638,786             -
     Assets under management           -            -             -            -     41,328,014             -
     Loans serviced                    -            -             -            -              -    49,900,000
     Origination volume      $ 1,569,104      316,988     2,070,483            -              -       987,611
     Locations                     1,982          141         1,987        1,304          1,530         2,016


 *The information contained herein represents selected lines of business data other than commercial lending and branch operations. Certain information is prepared from internal management reports. Average loans, net for the Card Products Division includes $2.0 billion of securitized credit cards managed by the Division. Mortgage banking includes mortgage loans managed by affiliated banks.
**Tax-equivalent.



TABLE 5
INTERNAL CAPITAL GROWTH AND DIVIDEND PAYOUT RATIOS



                                               1996                                  1995

                                              FIRST      Fourth    Third   Second    First
                                             QUARTER     Quarter  Quarter  Quarter  Quarter


Assets to stockholders' equity               14.20 X     14.06    14.15    13.54    13.52
                     X
    Return on assets                           0.75 %     1.06     1.25     1.28     1.27

    Return on total stockholders' equity (a)   10.72%    15.00    17.65    17.10    16.66
                     X
    Earnings retained                          38.09%    57.84    65.39    66.05    62.17

    Internal capital growth (a)                4.08 %     8.67    11.54    11.29    10.36

DIVIDEND PAYOUT RATIOS ON
    Common shares                              61.18%    41.44    33.75    33.01    35.58

    Preferred and common shares                61.91%    42.16    34.61    33.95    37.83

Return on common stockholders' equity ** (a)   10.76%    15.13    17.84    17.32    16.52


(a) The determination of these ratios exclude average net unrealized gains or losses on debt and equity securities. * Based on average balances and net income.

 ** Based on average balances and net income applicable to common stockholders.

TABLE 6
SELECTED QUARTERLY DATA


                                      1996                                                       1995

                                     FIRST          Fourth         Third        Second         First
(Dollars in thousands)              QUARTER        Quarter        Quarter      Quarter       Quarter

FIRST UNION MORTGAGE CORPORATION
    PERMANENT LOAN ORIGINATIONS
         Residential
             Direct**            $    946,071       738,709     1,028,900       656,745       455,066
             Wholesale                 41,540        75,987       118,986       136,537        96,561


                 Total           $  1,074,814     1,080,301     1,239,608       885,082       595,677

    VOLUME OF RESIDENTIAL LOANS
         SERVICED                $ 49,900,000    50,047,000    48,802,000    45,930,000    42,996,000

FIRST UNION CORPORATION
    NUMBER OF OFFICES
         Banking                        1,981         1,964         1,969         1,978         1,990
         Other                            208           190           192           193           192

                Total offices           2,189         2,154         2,161         2,171         2,182

    OTHER DATA
         ATMs                           2,142         2,123       1,350 *       1,227 *       1,247 *
         Employees                     44,968        44,536        44,483        44,204        44,381


 * Not restated for pooling of interests acquisition.
** Includes originations of affiliated banks.

TABLE 7
SECURITIES AVAILABLE FOR SALE


                                                                                                                     March 31, 1996

                                                                                                                           Average
                                 1 Year            1-5         5-10    After 10              Gross Unrealized  Amortized  Maturity
(In thousands)                   or Less          Years       Years    Years       Total    Gains     Losses     Cost     in Years

MARKET VALUE
     U.S. Treasury              $ 1,073,665       1,892,201     13,126   20,884   2,999,876    (4,035)   25,760   3,021,601   2.06
     U.S. Government agencies        36,249       2,831,484  5,017,509      690   7,885,932   (37,774)   45,984   7,894,142   4.96
     CMOs                           224,634       3,534,408    177,999        -   3,937,041    (9,593)   21,498   3,948,946   2.39
     State, county and municipal        369             998      1,049    8,053      10,469         -     1,608      12,077  11.42
     Other                          207,488       1,471,445     29,624  636,010   2,344,567   (22,390)   26,898   2,349,075   3.75

         Total                  $ 1,542,405       9,730,536  5,239,307  665,637  17,177,885   (73,792)  121,748  17,225,841   3.70

MARKET VALUE
     Debt securities            $ 1,540,973       9,730,536  5,239,307   71,175  16,581,991   (70,430)  120,305  16,631,866
     Sundry securities                1,432               -          -  594,462     595,894    (3,362)    1,443     593,975

         Total                  $ 1,542,405       9,730,536  5,239,307  665,637  17,177,885   (73,792)  121,748  17,225,841

AMORTIZED COST
      Debt securities           $ 1,538,048       9,748,057  5,256,966   88,795  16,631,866
      Sundry securities               1,432               -          -  592,543     593,975

         Total                  $ 1,539,480       9,748,057  5,256,966  681,338  17,225,841

WEIGHTED AVERAGE YIELD
      U.S. Treasury                    6.27    %       5.71       8.73    11.18        5.95
      U.S. Government agencies         5.78            6.52       6.73     7.16        6.65
      CMOs                             7.42            6.89       7.41        -        6.95
      State, county and municipal      4.61            9.02      10.96    10.67       10.38
      Other                            8.29            5.59      10.58     4.96        5.71
      Consolidated                     6.69    %       6.36       6.78     5.22        6.47


    Included in "U.S. Government agencies" and "Other" at March 31, 1996, are $1,745,837,000 of securities that are denominated in currencies other than the U.S. dollar. The currency exchange rates were hedged utilizing both on and off-balance sheet instruments to minimize the exposure to currency revaluation risks. At March 31, 1996, these securities had a weighted average maturity of
3.36 years and a weighted average yield of 5.39 percent. The weighted average U.S. equivalent yield for comparative purposes of these securities was 7.26 percent based on a weighted average funding cost differential of (1.87) percent.



    Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The aging of mortgage-backed securities is based on their weighted average maturities at March 31, 1996. Average maturity in years excludes preferred and common stocks and money market funds.


    Yields related to securities exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; and tax rates of
7.75 percent in North Carolina; 5.5 percent in Florida; 4.5 percent in South Carolina; 6 percent in Georgia and Tennessee; 7 percent in Maryland; 9.975 percent in Washington, D.C.; 4.87 percent in Delaware; 6.5 percent in New Jersey; and 10.75 percent in Connecticut.


    There were commitments to purchase securities at a cost of $1,352,417,000 that had a market value of $1,351,012,000 at March 31, 1996. There were commitments to sell securities at a cost of $260,329,000 that had a market value of $259,568,000 at March 31, 1996. Gross gains and losses from sales are accounted for on a trade date basis. Gross gains and losses realized on the sale of debt securities in the first three months of 1996 were $31,922,000 and $17,435,000, respectively, and gross gains realized on the sale of sundry securities were $96,000.

TABLE 8
INVESTMENT SECURITIES



                                                                                                                March 31, 1996

                                                                                                                       Average
                                 1 Year          1-5        5-10   After 10               Gross Unrealized  Market    Maturity
(In thousands)                   or Less        Years      Years    Years      Total     Gains    Losses    Value     in Years
CARRYING VALUE
     U.S. Government agencies     $     243       840,122  335,837        -  1,176,202   24,153   (3,561)  1,196,794   5.07
     CMOs                            39,853       524,304        -        -    564,157    6,051     (680)    569,528   2.74
     State, county and municipal    269,440       240,013  157,264  421,070  1,087,787  102,436   (1,568)  1,188,655   7.45
     Other                            2,240         5,917   15,716   74,598     98,471    6,502      (29)    104,944  10.96

         Total                    $ 311,776     1,610,356  508,817  495,668  2,926,617  139,142   (5,838)  3,059,921   5.66

CARRYING VALUE
     Debt securities              $ 311,776     1,610,356  508,817  472,003  2,902,952  139,142   (5,829)  3,036,265
     Sundry securities                    -             -        -   23,665     23,665        -       (9)     23,656

         Total                    $ 311,776     1,610,356  508,817  495,668  2,926,617  139,142   (5,838)  3,059,921

MARKET VALUE
      Debt securities             $ 316,716     1,648,368  530,329  540,852  3,036,265
      Sundry securities                   -             -        -   23,656     23,656

         Total                    $ 316,716     1,648,368  530,329  564,508  3,059,921

WEIGHTED AVERAGE YIELD
      U.S. Government agencies         7.82%         7.55     7.62        -       7.57
      CMOs                             7.28          7.65        -        -       7.62
      State, county and municipal     10.83         10.84    11.22    11.78      11.26
      Other                            5.00          7.66     7.94     8.71       8.44
      Consolidated                    10.33%         8.07     8.75    11.32       8.98


    Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The aging of mortgage-backed securities is based on their weighted average maturities at March 31, 1996.


    Yields related to securities exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; and tax rates of
7.75 percent in North Carolina; 5.5 percent in Florida; 4.5 percent in South Carolina; 6 percent in Georgia and Tennessee; 7 percent in Maryland; 9.975 percent in Washington, D.C.; 4.87 percent in Delaware; 6.5 percent in New Jersey; and 10.75 percent in Connecticut.


    There were no commitments to purchase or sell investment securities at March 31, 1996. Gross gains and losses realized on repurchase agreement underdeliveries and calls of investment securities in the first three months of 1996 were $1,220,000 and $420,000, respectively.

TABLE 9
LOANS



                                                  1996                                                   1995

                                                FIRST        Fourth         Third       Second          First
(In thousands)                                 QUARTER       Quarter       Quarter       Quarter       Quarter

COMMERCIAL
     Commercial, financial and agricultural
         Taxable                            $ 22,524,478    23,897,326    23,323,127    22,382,091    22,269,402
         Nontaxable                              939,305       750,958       737,257       815,758       726,833
           Total commercial, financial
               and agricultural               23,463,783    24,648,284    24,060,384    23,197,849    22,996,235
     Real estate - construction and other      2,598,673     2,505,627     2,424,185     2,220,687     2,142,247
     Real estate - mortgage                    9,733,868     9,991,640     9,788,173     9,946,577     9,692,486
     Lease financing                           3,598,730     3,169,698     2,855,883     2,586,522     2,283,062
     Foreign                                     763,584       649,760       575,005       557,367       525,513

           Total commercial                   40,158,638    40,965,009    39,703,630    38,509,002    37,639,543

RETAIL
     Real estate - mortgage                   27,203,799    27,273,991    25,070,937    22,932,561    20,401,269
     Installment loans - Bankcard              3,497,078     3,657,619     3,197,873     4,881,537     4,459,123
     Installment loans - other*               20,759,483    20,212,216    19,626,445    18,999,391    18,505,903

           Total retail                       51,460,360    51,143,826    47,895,255    46,813,489    43,366,295

           Total loans                        91,618,998    92,108,835    87,598,885    85,322,491    81,005,838

UNEARNED INCOME
     Loans                                       435,643       476,591       448,567       442,050       447,521
     Lease financing                           1,193,307     1,069,364       960,775       860,787       698,069

           Total unearned income               1,628,950     1,545,955     1,409,342     1,302,837     1,145,590

           Loans, net                       $ 89,990,048    90,562,880    86,189,543    84,019,654    79,860,248



*Installment loans-other include (in thousands) $2,406,276; $2,358,021; $2,080,514; $1,913,647; and $1,814,529 of retail leasing loans at the end of the first quarter of 1996 and the fourth, third, second and first quarters of 1995, respectively, that were acquired in the First Fidelity merger.

TABLE 10
ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS



                                                            1996                                                   1995

                                                           FIRST        Fourth         Third       Second          First
(In thousands)                                            QUARTER       Quarter       Quarter       Quarter       Quarter

ALLOWANCE FOR LOAN LOSSES
    Balance, beginning of quarter                      $ 1,507,798     1,456,306     1,534,572     1,550,223     1,578,128
    Provision for loan losses                               70,000        64,500        59,000        54,000        42,500
    Allowance of loans acquired or sold, net                 6,168        94,152       (66,412)       20,486           440
    Loan losses, net                                      (148,121)     (107,160)      (70,854)      (90,137)      (70,845)

    Balance, end of quarter                            $ 1,435,845     1,507,798     1,456,306     1,534,572     1,550,223

      (as % of loans, net)                                   1.60 %         1.66          1.69          1.83          1.94

      (as % of nonaccrual and restructured loans)             197 %          233           236           244           243

      (as % of nonperforming assets)                          171 %          182           178           182           178

LOAN LOSSES
    Commercial, financial and agricultural             $    64,505        39,717        18,331        27,870        22,174
    Real estate - construction and other                     3,607         1,029             7           725         2,062
    Real estate - mortgage                                  12,526        21,798        14,897        23,687        10,524
    Installment loans - Bankcard                            55,010        38,203        49,464        51,256        41,019
    Installment loans - other                               36,077        31,529        23,638        21,862        22,989

            Total                                          171,725       132,276       106,337       125,400        98,768

LOAN RECOVERIES
    Commercial, financial and agricultural                  12,029        12,433        18,639        19,935        12,401
    Real estate - construction and other                       846           421         2,527         1,592         1,454
    Real estate - mortgage                                   1,773         2,371         3,353         2,713         3,663
    Installment loans - Bankcard                             2,249         3,551         3,792         3,395         3,123
    Installment loans - other                                6,707         6,340         7,172         7,628         7,282

            Total                                           23,604        25,116        35,483        35,263        27,923

            Loan losses, net                           $   148,121       107,160        70,854        90,137        70,845

        (as % of average loans, net)*                        0.66 %         0.49          0.33          0.44          0.37

NONPERFORMING ASSETS
    Nonaccrual loans
       Commercial loans                                $   330,357       330,626       285,474       297,581       309,020
       Consumer loans                                      107,209        80,753        75,318        59,785        56,022
       Real estate loans                                   289,689       232,702       254,252       267,934       267,408

            Total nonaccrual loans                         727,255       644,081       615,044       625,300       632,450
    Restructured loans                                         594         3,772         1,865         3,270         4,595
    Foreclosed properties                                  114,146       178,484       200,886       216,616       234,465

            Total nonperforming assets                 $   841,995       826,337       817,795       845,186       871,510

        (as % of loans, net and foreclosed
          properties)                                        0.93 %         0.91          0.95          1.00          1.09

Accruing loans past due 90 days                        $   274,666       289,866       241,598       234,242       329,069


*Annualized.


Any loans classified by regulatory examiners as loss, doubtful, substandard or special mention that have not been disclosed herein or under the Loans" or "Asset Quality" narrative discussions do not (i) represent or result from trends or uncertainties that management expects will materially impact future operating results, liquidity or capital resources, or (ii) represent material credits about which management is aware of any information that causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

TABLE 11
INTANGIBLE ASSETS



                               1996                                                1995

                              FIRST        Fourth         Third       Second      First
(In thousands)               QUARTER       Quarter       Quarter      Quarter     Quarter
MORTGAGE SERVICING RIGHTS $   147,157      148,933      149,330      148,125      127,956

CREDIT CARD PREMIUM       $    44,947       43,894       47,403       51,005       54,703

OTHER INTANGIBLE ASSETS
    Goodwill              $ 1,912,093    1,883,362    1,740,386    1,654,140    1,368,988
    Deposit base premium      513,964      535,373      542,432      535,664      517,997
    Other                       9,023       12,932       13,634       14,604       15,582

       Total              $ 2,435,080    2,431,667    2,296,452    2,204,408    1,902,567





TABLE 12
ALLOWANCE FOR FORECLOSED PROPERTIES



                                                              1996                                            1995

                                                             FIRST       Fourth       Third     Second       First
(In thousands)                                              QUARTER     Quarter     Quarter     Quarter     Quarter
Foreclosed properties                                     $ 136,151     202,686     228,615     249,561     272,849

Allowance for foreclosed properties, beginning of quarter    24,202      27,729      32,945      38,384      41,578
Provision for foreclosed properties                            (882)        475      (2,250)     (1,696)        715
Transfer from (to) allowance for segregated assets              115        (106)        192          40         (48)
Dispositions, net                                            (1,430)     (3,896)     (3,158)     (3,783)     (3,861)

Allowance for foreclosed properties, end of quarter          22,005      24,202      27,729      32,945      38,384

Foreclosed properties, net                                $ 114,146     178,484     200,886     216,616     234,465

TABLE 13
DEPOSITS


                                    1996                                                   1995

                                  FIRST        Fourth         Third       Second          First
(In thousands)                   QUARTER       Quarter       Quarter       Quarter       Quarter

CORE DEPOSITS
     Noninterest-bearing      $ 16,725,597    17,043,223    15,598,097    16,049,504    15,523,593
     Savings and NOW accounts   25,149,422    24,297,270    22,787,821    22,945,394    22,946,413
     Money market accounts      13,149,260    13,112,918    13,286,726    13,046,757    13,032,726
     Other consumer time        31,178,734    31,945,313    31,244,025    29,859,887    27,640,222

       Total core deposits      86,203,013    86,398,724    82,916,669    81,901,542    79,142,954
Foreign                          1,438,602     3,526,771     1,821,483     3,321,095     3,305,534
Other time                       2,876,189     2,629,723     2,656,705     2,438,310     2,298,656

       Total deposits         $ 90,517,804    92,555,218    87,394,857    87,660,947    84,747,144



TABLE 14
TIME DEPOSITS IN AMOUNT OF $100,000 OR MORE


                                            March 31, 1996

                                        Time         Other
(In thousands)                       Certificates     Time

MATURITY OF
     3 months or less                $ 3,460,467    76,972
     Over 3 months through 6 months    1,221,031         0
     Over 6 months through 12 months   1,138,755         0
     Over 12 months                    1,328,251         0

         Total                       $ 7,148,504    76,972

TABLE 15
LONG-TERM DEBT

                                                                    1996                                                  1995

                                                                 FIRST       Fourth         Third        Second         First
(In thousands)                                                  QUARTER      Quarter       Quarter       Quarter       Quarter
DEBENTURES AND NOTES ISSUED BY THE PARENT COMPANY
     7-1/2% debentures due 2002                              $    15,619       15,619       15,619       15,619       15,619
     Floating rate extendible notes due 2005                      10,100       10,100       10,100       10,100      100,000
     11% notes due 1996                                           18,360       18,360       18,360       18,360       18,360
     Floating rate notes due 1996                                      -      150,000      150,000      150,000      150,000
     5.95% notes due 1995                                              -            -            -      150,000      149,960
     6-3/4% notes due 1998                                       249,123      249,001      248,878      248,756      248,634
     Floating rate notes due 1998                                299,832      299,810      299,788      299,766      299,744
     Fixed rate medium-term senior notes, varying
       rates and terms to 1996                                         -          200          200          200          200
     Fixed rate medium-term subordinated notes,
       varying
       rates and terms to 2001                                    54,000       54,000       54,000       54,000       54,000
     Floating rate subordinated notes due 2003                   149,233      149,206      149,180      149,153      149,127
     11% subordinated and variable rate notes due
       1996                                                       17,951       17,951       17,951       17,951       17,951
     8-1/8% subordinated notes due 1996                          100,000      100,000      100,000      100,000      100,000
     9.45% subordinated notes due 1999                           250,000      250,000      250,000      250,000      250,000
     9.45% subordinated notes due 2001                           147,999      147,906      147,813      147,721      147,628
     8-1/8% subordinated notes due 2002                          248,730      248,679      248,629      248,577      248,526
     8% subordinated notes due 2002                              223,342      223,280      223,224      223,161      223,099
     7-1/4% subordinated notes due 2003                          148,928      148,889      148,850      148,811      148,772
     6-5/8% subordinated notes due 2005                          248,237      248,189      248,142      248,094      248,046
     6% subordinated notes due 2008                              197,296      197,242      197,189      197,135      197,081
     6-3/8% subordinated notes due 2009                          147,712      147,669      147,625      147,581      147,538
     8% subordinated notes due 2009                              148,679      148,655      148,631      148,607      148,583
     8.77% subordinated notes due 2004                           148,630      148,590      148,550      148,510      148,470
     7-1/2% subordinated debentures due 2035                     246,243      246,194      246,144      246,095            -
     7.05% subordinated notes due 2005                           248,116      248,065      248,014            -            -
     6-7/8% subordinated notes due 2005                          248,392      248,350      248,307            -            -
     6.55% subordinated debentures due 2035                      248,457      248,417            -            -            -
     7% subordinated notes due 2006                              198,300            -            -            -            -
     7.18% subordinated notes due 2011                            58,740            -            -            -            -

            Total debentures and notes issued
              by the Parent Company                            4,072,019    3,964,372    3,715,194    3,368,197    3,211,338

DEBENTURES AND NOTES OF SUBSIDIARIES
     Subordinated bank notes with varying rates and
       terms to 2036                                           1,465,000    1,165,000    1,365,000    1,175,000      225,000
     Floating rate senior notes due 1996                         200,000      200,000      200,000      200,000      200,000
     6.80% subordinated notes due 2003                           150,000      150,000      150,000      150,000      150,000
     9-5/8% subordinated notes due 1999                          150,000      150,000      150,000      150,000      150,000
     9-3/4% subordinated notes due 1995                                -            -            -            -      136,750
     8-1/2% subordinated notes due 1998                          149,150      149,150      149,150      149,150      149,150
     Floating rate subordinated notes due 1997                    25,000       25,000       25,000       25,000       25,000
     9-7/8% subordinated capital notes due 1999                   74,576       74,542       74,507       74,473       74,439
     9-5/8% subordinated capital notes due 1999                   74,961       74,957       74,955       74,951       74,948
     10-1/2% collateralized mortgage obligations due
       2014                                                       45,942       48,545       51,273       54,070       56,919
     Debentures and notes with varying rates and
       terms to 2015                                              42,896       37,031       18,476        8,143        8,143
     9-1/2% mortgage backed bonds                                      -            -        3,500        3,500            -

            Total debentures and notes of
              subsidiaries                                     2,377,525    2,074,225    2,261,861    2,064,287    1,250,349

OTHER DEBT
     Notes payable to FDIC due 1996                               51,430       76,138       83,969       92,355       99,887
     Advances from the Federal Home Loan Bank                    958,150      958,150      607,846      482,846        4,846
     Mortgage notes and other debt                                55,207       39,983       40,264       40,322       43,424
     Capitalized leases                                           24,714        8,079        8,240        5,026        5,196

            Total other debt                                   1,089,501    1,082,350      740,319      620,549      153,353

            Total                                            $ 7,539,045    7,120,947    6,717,374    6,053,033    4,615,040

                                              T-11

TABLE 16
CHANGES IN STOCKHOLDERS' EQUITY*


                                        Twelve
                                        Months         1996                                                   1995
                                        Ended
                                       March 31,      FIRST        Fourth         Third        Second          First
(In thousands)                          1996          QUARTER      Quarter       Quarter       Quarter       Quarter
Balance, beginning of period        $ 8,373,606     9,043,144     8,562,624     8,675,245     8,373,606     8,274,492
Net income                            1,323,187       242,850       335,362       380,581       364,394       349,844
Purchase of common stock               (804,705)      (37,092)     (215,887)     (495,019)      (56,707)     (197,371)
Common stock issued for stock
  options exercised                      96,027        25,198        14,990        18,502        37,337         6,168
Common stock issued through
  dividend reinvestment plan             31,073        10,241         7,485         6,876         6,471        16,952
Common stock for purchase
  accounting acquisitions               734,434       123,924       357,657       252,853             -             -
Pre-merger transaction of
  pooled bank                          (127,978)            -        71,711      (146,385)      (53,304)      (89,570)
Cash dividends paid
  By First Union Corporation on
    Preferred stock                      (3,900)       (3,900)            -             -             -        (7,029)
    Common stock                       (401,856)     (145,195)      (91,203)      (86,700)      (78,758)      (79,660)
  By acquired bank on
    Preferred stock                     (14,153)            -        (4,084)       (4,956)       (5,113)       (5,208)
    Common stock                       (126,017)            -       (46,095)      (40,065)      (39,857)      (40,456)
Unrealized gain (loss) on debt  and
  equity securities                      29,845      (149,607)       50,584         1,692       127,176       145,444

Balance, end of period              $ 9,109,563     9,109,563     9,043,144     8,562,624     8,675,245     8,373,606


*Preferred and common stock transactions related to an acquired company are included in pre-merger transactions of pooled bank.

TABLE 17
CAPITAL RATIOS



                                        1996                                                       1995

                                       FIRST          Fourth         Third         Second          First
(In thousands)                        QUARTER         Quarter       Quarter        Quarter       Quarter

CONSOLIDATED CAPITAL RATIOS*
Qualifying capital
  Tier 1 capital                  $   6,749,366      6,551,148      6,266,720      6,591,212      6,714,192
  Total capital                      11,478,593     11,198,355     10,701,459     10,567,302     10,538,569

Adjusted risk-based assets           96,357,575     97,830,366     91,958,148     90,200,656     85,124,074

Adjusted leverage ratio assets    $ 121,384,576    119,420,752    116,090,265    110,566,962    108,622,857

Ratios
  Tier 1 capital                           7.00%          6.70           6.81           7.31           7.89
  Total capital                           11.91          11.45          11.64          11.72          12.38
  Leverage                                 5.56           5.49           5.45           5.96           6.18

Stockholders' equity to assets
  Quarter-end                              6.98           6.86           7.02           7.32           7.39
  Average                                  7.04%          7.11           7.07           7.39           7.40

BANK CAPITAL RATIOS
Tier 1 capital
  First Union National Bank of
    Florida                                7.73%          7.57           8.18           6.55           7.94
    Georgia                                8.22           6.69           6.46           8.72           8.61
    Maryland                              12.18          11.36          15.88          20.14          20.78
    North Carolina                         6.60           6.46           6.56           6.65           7.13
    South Carolina                         8.14           8.42           7.33           7.86           8.24
    Tennessee                             11.43          11.12          11.85          11.62          12.34
    Virginia                               8.51           7.41           7.61           6.81           8.97
    Washington, D.C.                      11.66          13.77          18.67          17.46          16.55
  First Union National Bank               10.01           9.16           9.63           9.92          10.23
  First Union Bank of Connecticut         11.91          12.60          12.85          12.69          12.63
  First Union Bank of Delaware            22.84          25.45          23.86          20.17          17.95
  First Union Home Equity Bank             7.08           7.50           6.89           5.28           6.49

Total capital
  First Union National Bank of
    Florida                               11.72          10.97          11.54          10.01          10.70
    Georgia                               12.82          10.62          10.56          11.52          11.46
    Maryland                              13.44          12.62          17.15          21.42          22.07
    North Carolina                        10.55          10.15          10.29          10.32          10.32
    South Carolina                        11.33          11.79          11.09          11.79          12.40
    Tennessee                             12.69          12.38          13.11          12.88          13.60
    Virginia                              11.86          10.57          11.25          10.39          12.80
    Washington, D.C.                      12.94          15.03          19.94          18.74          17.83
  First Union National Bank               11.87          10.95          11.44          11.83          12.15
  First Union Bank of Connecticut         13.17          13.88          14.14          13.97          13.91
  First Union Bank of Delaware            24.12          26.74          25.15          21.45          19.22
  First Union Home Equity Bank             9.46          10.09           9.47           8.28          10.34

Leverage
  First Union National Bank of
    Florida                                5.36           5.18           5.56           5.15           5.75
    Georgia                                5.56           5.54           6.02           6.40           6.06
    Maryland                               7.08           9.32          13.11          13.08          13.44
    North Carolina                         5.64           5.72           5.87           5.81           6.25
    South Carolina                         6.18           6.24           5.85           5.94           5.75
    Tennessee                              7.21           7.64           8.19           7.71           7.88
    Virginia                               6.67           6.17           5.69           5.28           6.95
    Washington, D.C.                       5.69           6.32           8.50           7.70           7.11
  First Union National Bank                7.59           7.43           7.67           7.59           7.66
  First Union Bank of Connecticut          8.18           8.30           8.35           8.22           8.06
  First Union Bank of Delaware            19.91          17.20          14.79          16.55          15.38
  First Union Home Equity Bank           6.53 %           6.48           6.22           5.53           6.22


*Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3.00 to 5.00 percent.

TABLE 18
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS*



                                                      Weighted
                                                     Average Rate                  Estimated
March 31, 1996                         Notional                        Maturity**      Fair
(In thousands)                         Amount      Receive    Pay      In Years       Value      Comments
ASSET RATE CONVERSIONS
  Interest rate swaps              $  8,016,880    6.37%    5.50%    1.30                           (1)
    Carrying amount                                                                 $  9,739
    Unrealized gross gain                                                             41,474
    Unrealized gross loss                                                            (30,533)

        Total                                                                         20,680

  Forward bullet
  interest rate swaps                 6,057,000    5.95         -    1.72                           (2)
    Carrying amount                                                                        -
    Unrealized gross gain                                                                805
    Unrealized gross loss                                                             (9,742)

        Total                                                                         (8,937)

  Total asset rate conversions     $ 14,073,880    6.19%    5.50%    1.48           $ 11,743

LIABILITY RATE CONVERSIONS
  Interest rate swaps              $  5,365,000    6.80%    5.54%    6.44                           (3)
    Carrying amount                                                                 $  9,658
    Unrealized gross gain                                                             95,795
    Unrealized gross loss                                                            (59,148)

        Total                                                                         46,305

  Other financial instruments           150,000       -         -    7.31                           (4)
    Carrying amount                                                                    1,611
    Unrealized gross gain                                                                  -
    Unrealized gross loss                                                               (984)

        Total                                                                            627

  Total liability rate conversions $  5,515,000    6.80%    5.54%    6.46           $ 46,932

ASSET HEDGES
  Short eurodollar futures         $    228,000       -%    5.69%     .29                           (5)
    Carrying amount                                                                 $      -
    Unrealized gross gain                                                                  -
    Unrealized gross loss                                                               (139)

        Total                                                                           (139)

  Total asset hedges               $    228,000       -%    5.69%     .29           $   (139)




(1) Converts floating rate loans to fixed rate. Adds to liability sensitivity. Similar characteristics to a fixed income security funded with variable rate liabilities. Includes $5.1 billion of indexed amortizing swaps, with $1.6 billion maturing within 2 years and and $3.5 billion within 4.5 years.


(2) Converts floating rates on loans to fixed rates at higher than current yields in future periods. $6.0 billion effective December 1996; $57 million effective March 1997.


(3) Converts $3.7 billion of fixed rate long-term debt to floating rate by matching the maturity of the swap to the debt issue. Rate sensitivity remains unchanged due to the direct linkage of the swap to the debt issue. Also converts $1.3 billion of fixed rate CD's to variable rate and $358 million of fixed rate bank notes to floating rate.


(4) Miscellaneous purchased option-based products for liability management purposes includes $150 million floor offsetting a corresponding rate floor in long-term debt.




(5) Hedges market values of U.S. Treasury notes in the available-for-sale portfolio. $164 million effective June 1996; $64 million effective September 1996.




(Continued)

TABLE 18
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS*



                                                        Weighted
                                                      Average Rate           Estimated
March 31, 1996                       Notional                          Maturity**    Fair
(In thousands)                         Amount       Receive     Pay     In Years     Value
                                                                                                              Comments
RATE SENSITIVITY HEDGES
  Put options on eurodollar futures $  1,890,000       - %           7.79%    .22                                (1)
    Carrying amount                                                                  $     215
    Unrealized gross gain                                                                    -
    Unrealized gross loss                                                                 (215)
        Total                                                                                -

  Interest rate caps                     185,200    5.45             7.47    3.41                                (2)
    Carrying amount                                                                      1,510
    Unrealized gross gain                                                                  823
    Unrealized gross loss                                                                    -
        Total                                                                            2,333

  Pay fixed swaptions                  7,500,000       -             6.50     .71                                (3)
    Carrying amount                                                                      4,153
    Unrealized gross gain                                                               14,554
    Unrealized gross loss                                                                    -
        Total                                                                           18,707

  Long eurodollar futures             29,355,000    5.74                -    1.41                                (4)
    Carrying amount                                                                          -
    Unrealized gross gain                                                                    -
    Unrealized gross loss                                                              (27,725)

        Total                                                                          (27,725)

  Total rate sensitivity hedges     $ 38,930,200    5.74%            6.77%   1.23    $  (6,685)

OFFSETTING POSITIONS
  Interest rate floors              $    800,000    5.96%            5.96%    .21                                (5)
    Carrying amount                                                                  $    (241)
    Unrealized gross gain                                                                1,175
    Unrealized gross loss                                                                 (934)
        Total                                                                                -

  Prime/federal funds cap              4,000,000    5.73             5.73     .02                                (6)
    Carrying amount                                                                         39
    Unrealized gross gain                                                                  355
    Unrealized gross loss                                                                 (394)

        Total                                                                                -
  Total offsetting positions        $  4,800,000    5.77%           5.77%      .05    $       -



(1) Paid a premium for the right to lock in the 3 month LIBOR reset rates on pay variable rate swaps and short-term liabilities. Effective June 1996.




(2) Paid a premium for the right to lock in 3 month LIBOR rates on $168 million in short-term liabilities; $17 million uncaps a LIBOR-based, asset-backed security at 11.72 percent.




(3) Paid a premium for the right to pay fixed on interest rate swaps for one year, effective December 1996. Reduces liability sensitivity of one year fixed rates above 6.50 percent.




(4) Converts floating rate LIBOR - based loans to fixed rate. Adds to liability sensitivity. Similar characteristics to fixed income security funded with variable rate liabilities. $4.9 billion effective December 1996; $5.0 billion effective March 1997; $4.9 billion effective June 1997; $8.6 billion effective September 1997; $1.0 billion effective December 1997, March 1998, June 1998 and September 1998; $500 million effective December 1998, March 1999, June 1999 and September 1999.


(5) Consists of $800 million of interest rate floors, of which $400 million were purchased and offset by $400 million sold, locking in gains to be amortized over the remaining life of the contracts.




(6) In December 1994, the corporation offset an existing federal funds cap (purchased) and a prime rate cap (written) position by simultaneously purchasing a prime rate cap and writing a federal funds cap at strikes of 6.00 percent and
3.25 percent, respectively. The notional amount of each cap is $1.0 billion. Lock in losses to be amortized over the remaining life of the contracts.




 *Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.
**Estimated maturity approximates duration except for forward bullets, average duration of 1.0 years; long eurodollar futures, average duration of .25 years; and short eurodollar futures, average duration of .25 years.
  Prime Rate - The base rate on corporate loans posted by at least 75 percent of the nation's 30 largest banks as defined in The Wall Street Journal.
  London Interbank Offered Rates (LIBOR) - The average of interbank offered rates on dollar deposits in the London market, based on quotations at five major banks. Weighted average pay rates are generally based upon one to six month LIBOR. Pay rates related to forward interest rate swaps are set on the future effective date. Pay rates reset at predetermined reset dates over the life of the contract. Rates shown are the rates in effect as of March 31, 1996. Weighted average receive rates are fixed rates at the time the contract was transacted.
  Carrying amount includes accrued interest receivable/payable and unamortized premiums paid/received.

TABLE 19
OFF-BALANCE SHEET DERIVATIVES - EXPECTED MATURITIES*



March 31, 1996                          1 Year           1 -2           2 -5          5 -10      After 10
(In thousands)                         or Less          Years          Years          Years        Years          Total

ASSET RATE CONVERSIONS
  Notional amount               $       3,046,597      9,947,000     1,080,283             -           -     14,073,880
  Weighted average receive rate             6.23 %          6.27          5.35             -           -           6.19
  Estimated fair value          $           4,100         16,289        (8,646)            -           -         11,743

LIABILITY RATE CONVERSIONS
  Notional amount               $         532,000        968,000       480,000     2,975,000     560,000      5,515,000
  Weighted average receive rate             6.26 %          6.36          6.57          7.11        6.73           6.80
  Estimated fair value          $           2,433         11,089         7,720        41,960     (16,270)        46,932

ASSET HEDGES
  Notional amount               $         228,000              -             -             -           -        228,000
  Weighted average receive rate                - %             -             -             -           -              -
  Estimated fair value          $            (139)             -             -             -           -           (139)

RATE SENSITIVITY HEDGES
  Notional amount               $      19,284,000     15,481,000     4,165,200             -           -     38,930,200
  Weighted average receive rate             5.36 %          5.78          6.47             -           -           5.74
  Estimated fair value          $           6,763        (15,123)        1,675             -           -         (6,685)

OFFSETTING POSITIONS
  Notional amount               $       4,800,000              -             -             -           -      4,800,000
  Weighted average receive rate             5.77 %             -             -             -           -           5.77
  Estimated fair value          $               -              -             -             -           -              -



*Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities. Pay rates are generally based upon one to six month LIBOR and reset at predetermined reset dates. Current pay rates are not necessarily indicative of future pay rates and therefore have been excluded from the above table. Weighted average pay rates are indicated in Table 18.




TABLE 20
OFF-BALANCE SHEET DERIVATIVES ACTIVITY*



                                                                           Rate
                             Asset Rate    Liability Rate    Asset      Sensitivity    Offsetting
(In thousands)               Conversions    Conversions     Hedges        Hedges       Positions          Total
Balance, December 31, 1995 $ 17,402,355     5,307,000     1,016,000      29,674,200     4,800,000     58,199,555
Additions                             -       623,000             -      13,668,000             -     14,291,000
Maturities/Amortizations     (3,328,475)     (415,000)     (697,000)     (4,412,000)            -     (8,852,475)
Offsets                               -             -             -               -             -              0
Terminations                          -             -       (91,000)              -             -        (91,000)

Balance, March 31, 1996    $ 14,073,880     5,515,000       228,000      38,930,200     4,800,000     63,547,080


*Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.

FIRST UNION CORPORATION AND SUBSIDIARIES
NET INTEREST INCOME SUMMARIES


                                                            FIRST QUARTER 1996                        FOURTH QUARTER 1995

                                                                            AVERAGE                                   Average
                                                                 INTEREST     RATES                        Interest    Rates
                                                    AVERAGE       INCOME/     EARNED/       Average         Income/    Earned/
(In thousands)                                     BALANCES       EXPENSE      PAID        Balances         Expense     Paid
ASSETS
Interest-bearing bank balances                 $    127,147         2,395    7.58 %    $     154,079          1,853     4.77%
Federal funds sold and securities
    purchased under resale agreements             5,728,049        75,229      5.28        2,887,716         42,364     5.82
Trading account assets (a)                        3,081,296        47,381      6.18        1,890,870         30,386     6.38
Securities available for sale (a)                17,007,148       277,897      6.54       11,878,325        191,710     6.40
Investment securities (a)
    U.S. Government and other                     1,890,006        34,848      7.38        6,373,019        111,199     6.92
    State, county and municipal                   1,125,754        30,161     10.71        1,248,272         33,413    10.62

          Total investment securities             3,015,760        65,009      8.62        7,621,291        144,612     7.53
Loans (a) (b)
    Commercial
        Commercial, financial and agricultural   23,112,732       444,229      7.73       23,555,239        462,776     7.79
        Real estate - construction and other      2,546,046        55,279      8.73        2,476,227         56,485     9.05
        Real estate - mortgage                    9,832,235       209,685      8.58        9,947,990        221,349     8.83
        Lease financing                           1,810,366        43,171      9.54        1,614,409         38,086     9.36
        Foreign                                     689,207        10,643      6.21          654,411         11,598     7.03

          Total commercial                       37,990,586       763,007      8.07       38,248,276        790,294     8.20
    Retail
        Real estate - mortgage                   27,418,713       526,238      7.68       26,558,521        511,960     7.65
        Installment loans - Bankcard              3,693,029       137,026     14.84        3,490,503        119,494    13.58
        Installment loans - other                20,171,676       470,072      9.36       19,584,784        468,950     9.50

          Total retail                           51,283,418     1,133,336      8.86       49,633,808      1,100,404     8.80

          Total loans                            89,274,004     1,896,343      8.52       87,882,084      1,890,698     8.54

          Total earning assets                  118,233,404     2,364,254      8.02      112,314,365      2,301,623     8.13
Cash and due from banks                           5,051,839                                5,260,097
Other assets                                      7,451,490                                7,510,406

          Total assets                         $130,736,733                            $ 125,084,868

LIABILITIES AND STOCKHOLDERS'
  EQUITY
Interest-bearing deposits
    Savings and NOW accounts                     24,626,132       159,365      2.60       23,446,948        154,577     2.62
    Money market accounts                        13,266,876        91,757      2.78       13,114,443         97,040     2.94
    Other consumer time                          31,860,581       421,874      5.33       31,929,740        431,620     5.36
    Foreign                                       2,272,200        31,128      5.51        2,307,046         33,326     5.73
    Other time                                    2,823,767        41,256      5.88        2,716,067         43,591     6.37

          Total interest-bearing deposits        74,849,556       745,380      4.01       73,514,244        760,154     4.10
Federal funds purchased and securities
    sold under repurchase agreements             16,320,595       207,034      5.10       12,144,455        170,570     5.57
Commercial paper                                    987,430        12,716      5.18        1,038,616         14,538     5.55
Other short-term borrowings                       3,651,978        48,773      5.37        3,764,835         54,304     5.72
Long-term debt                                    7,242,535       113,515      6.27        6,940,303        112,005     6.40

          Total interest-bearing liabilities    103,052,094     1,127,418      4.40       97,402,453      1,111,571     4.53
Noninterest-bearing deposits                     16,285,735                               16,118,425
Other liabilities                                 2,193,102                                2,668,287
Stockholders' equity                              9,205,802                                8,895,703
          Total liabilities and
             stockholders' equity              $130,736,733                            $ 125,084,868

Interest income and rate earned                $                2,364,254    8.02 %                     $ 2,301,623     8.13%
Interest expense and rate paid                                  1,127,418      3.83                       1,111,571     3.93

Net interest income and margin                 $                1,236,836    4.19 %                     $ 1,190,052     4.20%




(a) Yields related to securities and loans exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; and tax rates of 7.75 percent in North Carolina;
    5.5 percent in Florida; 4.5 percent in South Carolina; 6 percent in Georgia and Tennessee ; 7 percent in Maryland; 9.975 percent in Washington, D.C.; 4.87 percent in 1996 in Delaware; 6.5 percent in 1996 in New Jersey; and 10.75 percent in 1996 in Connecticut.



                     THIRD QUARTER 1995                   SECOND QUARTER 1995                     FIRST QUARTER 1995

                              Average                                     Average                                 Average
                    Interest   Rates                            Interest   Rates                         Interest  Rates
        Average      Income/   Earned/            Average        Income/  Earned/           Average       Income/  Earned/
       Balances     Expense    Paid              Balances        Expense   Paid            Balances       Expense    Paid
    $   461,644       6,525    5.61%        $     568,339         6,891    4.86%        $    725,454       10,677    5.97%

      2,372,023      33,381    5.58             1,912,030        28,389    5.96            1,878,723       26,625    5.75
      1,664,614      25,461    6.07             1,196,164        18,092    6.07            1,392,093       22,738    6.62
     10,888,645     176,461    6.43            10,428,756       167,105    6.43           11,653,141      183,223    6.38

      5,982,856      98,061    6.50             5,807,669        98,052    6.77            5,939,109       96,201    6.57
      1,430,075      38,933   10.80             1,590,136        44,017   11.10            1,689,032       46,417   11.15

      7,412,931     136,994    7.33             7,397,805       142,069    7.70            7,628,141      142,618    7.58


     22,828,203     451,025    7.84            22,534,030       451,104    8.03           21,596,735      427,098    8.02
      2,352,583      54,400    9.17             2,196,238        50,723    9.26            2,032,587       48,916    9.76
      9,855,667     221,011    8.90             9,939,381       222,533    8.98            9,558,266      207,712    8.81
      1,463,774      33,974    9.21             1,401,798        32,063    9.17            1,178,878       26,524    9.12
        620,863      11,166    7.14               632,201        11,170    7.09              546,685        9,309    6.91

     37,121,090     771,576    8.25            36,703,648       767,593    8.39           34,913,151      719,559    8.36

     24,973,345     481,819    7.65            21,671,463       412,950    7.64           20,268,449      378,981    7.58
      4,941,979     185,517   14.89             4,690,786       176,392   15.08            4,361,638      150,152   13.96
     18,998,053     459,770    9.60            18,397,114       441,524    9.63           17,994,692      417,121    9.40

     48,913,377   1,127,106    9.14            44,759,363     1,030,866    9.24           42,624,779      946,254    9.00

     86,034,467   1,898,682    8.76            81,463,011     1,798,459    8.86           77,537,930    1,665,813    8.71

    108,834,324   2,277,504    8.30           102,966,105     2,161,005    8.42          100,815,482    2,051,694    8.25
      4,917,048                                 4,842,107                                  4,994,256
      7,058,234                                 6,553,205                                  6,331,037

  $ 120,809,606                             $ 114,361,417                               $112,140,775




     22,887,084     145,153    2.25            22,886,367       143,950    2.52           22,964,565      144,481    2.55
     13,371,543      97,742    2.90            12,994,625        95,721    2.95           13,603,142       97,132    2.90
     31,298,954     419,446    5.32            28,415,455       366,816    5.18           27,406,830      320,573    4.74
      2,891,083      39,293    5.39             3,287,551        52,039    6.35            3,889,210       53,488    5.58
      2,759,297      42,836    6.16             2,462,712        39,160    6.38            2,340,219       35,344    6.13

     73,207,961     744,470    4.03            70,046,710       697,686    4.00           70,203,966      651,018    3.76

     10,745,161     161,603    5.97             9,332,402       138,492    5.95            9,037,372      125,255    5.62
      1,103,356      15,753    5.66             1,193,619        17,566    5.90              874,201       12,254    5.68
      3,291,754      52,291    6.30             1,782,631        25,688    5.78            1,727,432       28,336    6.65
      5,766,258      94,250    6.48             5,703,380        96,896    6.81            4,390,421       78,686    7.27

     94,114,490   1,068,367    4.50            88,058,742       976,328    4.45           86,233,392      895,549    4.21
     15,619,317                                15,226,362                                 15,096,912
      2,539,377                                 2,629,844                                  2,514,605
      8,536,422                                 8,446,469                                  8,295,866

  $ 120,809,606                             $ 114,361,417                               $112,140,775

                $ 2,277,504    8.30%                        $ 2,161,005    8.42%                       $2,051,694    8.25%
                  1,068,367    3.89                             976,328    3.80                           895,549    3.60

                $ 1,209,137    4.41%                        $ 1,184,677    4.62%                       $1,156,145    4.65%


(b)The loan averages include loans on which the accrual of interest has been discontinued and are stated net of unearned income.

FIRST UNION CORPORATION AND SUBSIDIARIES
NET INTEREST INCOME SUMMARIES



                                                            YEAR ENDED 1995

                                                                             Average
                                                                 Interest     Rates
                                                    Average       Income/    Earned/
(In thousands)                                     Balances        Expense      Paid

ASSETS
Interest-bearing bank balances                 $     475,771         25,946     5.45%
Federal funds sold and securities
    purchased under resale agreements              2,265,686        130,759     5.77
Trading account assets (a)                         1,537,655         96,677     6.29
Securities available for sale (a)                 11,211,947        718,499     6.41
Investment securities (a)
    U.S. Government and other                      6,026,734        403,513     6.70
    State, county and municipal                    1,488,009        162,780    10.94

          Total investment securities              7,514,743        566,293     7.54
Loans (a) (b)
    Commercial
        Commercial, financial and agricultural    22,634,368      1,792,003     7.92
        Real estate - construction and other       2,265,962        210,524     9.29
        Real estate - mortgage                     9,826,476        872,605     8.88
        Lease financing                            1,416,042        130,647     9.23
        Foreign                                      613,855         43,243     7.04

          Total commercial                        36,756,703      3,049,022     8.30
    Retail
        Real estate - mortgage                    23,389,576      1,785,710     7.63
        Installment loans - Bankcard               4,370,403        631,555    14.45
        Installment loans - other                 18,748,715      1,787,365     9.53

          Total retail                            46,508,694      4,204,630     9.04

          Total loans                             83,265,397      7,253,652     8.71

          Total earning assets                   106,271,199      8,791,826     8.27
Cash and due from banks                            5,003,881
Other assets                                       6,867,006

          Total assets                         $ 118,142,086

LIABILITIES AND STOCKHOLDERS'
  EQUITY
Interest-bearing deposits
    Savings and NOW accounts                      23,047,127        588,161     2.55
    Money market accounts                         13,269,875        387,635     2.92
    Other consumer time                           29,779,347      1,538,455     5.17
    Foreign                                        3,088,832        178,146     5.77
    Other time                                     2,571,123        160,931     6.26

          Total interest-bearing deposits         71,756,304      2,853,328     3.98
Federal funds purchased and securities
    sold under repurchase agreements              10,324,539        595,920     5.77
Commercial paper                                   1,053,037         60,111     5.71
Other short-term borrowings                        2,649,027        160,619     6.06
Long-term debt                                     5,707,257        381,837     6.69

          Total interest-bearing liabilities      91,490,164      4,051,815     4.43
Noninterest-bearing deposits                      15,518,337
Other liabilities                                  2,588,347
Stockholders' equity                               8,545,238
          Total liabilities and
             stockholders' equity              $ 118,142,086

Interest income and rate earned                                 $ 8,791,826     8.27%
Interest expense and rate paid                                    4,051,815     3.81

Net interest income and margin                                  $ 4,740,011     4.46%



(a) Yields related to securities and loans exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; and tax rates of 7.75 percent in North Carolina; 5.5 percent in Florida; 4.5 percent in South Carolina; 6 percent in Georgia and Tennessee; 7 percent in Maryland; and 9.975 percent in Washington, D.C.



       NINE MONTHS ENDED 1995                        SIX MONTHS ENDED 1995

                              Average                                     Average
                   Interest   Rates                          Interest       Rates
     Average       Income/    Earned/           Average       Income/     Earned/
    Balances      Expense     Paid             Balances      Expense       Paid

  $   584,179      24,093     5.51%          $    646,462        17,568      5.48%

    2,056,065      88,395     5.75              1,895,468        55,014      5.85
    1,418,622      66,291     6.25              1,293,587        40,830      6.36
   10,987,382     526,789     6.41             11,037,567       350,328      6.40

    5,910,039     292,314     6.61              5,873,028       194,253      6.67
    1,568,799     129,367    11.03              1,639,311        90,434     11.12

    7,478,838     421,681     7.54              7,512,339       284,687      7.64


   22,324,167   1,329,227     7.96             22,067,973       878,202      8.03
    2,194,975     154,039     9.38              2,114,864        99,639      9.50
    9,785,527     651,256     8.90              9,749,876       430,245      8.90
    1,349,194      92,561     9.17              1,290,953        58,587      9.15
      600,188      31,645     7.05                589,679        20,479      7.00

   36,254,051   2,258,728     8.33             35,813,345     1,487,152      8.37

   22,321,653   1,273,750     7.63             20,973,831       791,931      7.61
    4,666,926     512,061    14.67              4,527,121       326,544     14.55
   18,466,962   1,318,415     9.55             18,197,015       858,645      9.52

   45,455,541   3,104,226     9.13             43,697,967     1,977,120      9.12

   81,709,592   5,362,954     8.78             79,511,312     3,464,272      8.79

  104,234,678   6,490,203     8.32            101,896,735     4,212,699      8.34
    4,917,538                                   4,917,786
    6,650,178                                   6,442,771

$ 115,802,394                                $113,257,292




   22,912,389     433,584     2.53             22,925,250       288,431      2.54
   13,322,255     290,595     2.92             13,297,203       192,853      2.92
   29,054,672   1,106,835     5.09             27,913,931       687,389      4.97
    3,352,292     144,820     5.78              3,586,718       105,527      5.93
    2,522,277     117,340     6.22              2,401,804        74,504      6.26

   71,163,885   2,093,174     3.93             70,124,906     1,348,704      3.88

    9,711,226     425,350     5.86              9,185,690       263,747      5.79
    1,057,897      45,573     5.76              1,034,792        29,820      5.81
    2,273,011     106,315     6.25              1,755,196        54,024      6.21
    5,291,726     269,832     6.82              5,050,528       175,582      7.01

   89,497,745   2,940,244     4.39             87,151,112     1,871,877      4.33
   15,316,111                                  15,161,995
    2,561,407                                   2,572,604
    8,427,131                                   8,371,581

$ 115,802,394                                $113,257,292

              $ 6,490,203     8.32%                          $4,212,699      8.34%
                2,940,244     3.77                            1,871,877      3.70

              $ 3,549,959     4.55%                          $2,340,822      4.64%


(b) The loan averages include loans on which the accrual of interest has been discontinued and are stated net of unearned income.

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS



                                                               1996                                                      1995

                                                             FIRST         Fourth         Third         Second          First
(In thousands except per share data)                        QUARTER        Quarter       Quarter        Quarter         Quarter

ASSETS
Cash and due from banks                                 $   5,250,210      6,312,076      4,986,548      4,942,264      4,953,988
Interest-bearing bank balances                                 51,347         79,235        562,043        901,745        853,948
Federal funds sold and securities
  purchased under resale agreements                         4,416,024      4,152,754      2,635,144      2,755,611      1,498,462

             Total cash and cash equivalents                9,717,581     10,544,065      8,183,735      8,599,620      7,306,398

Trading account assets                                      3,307,356      1,881,066      1,406,046      1,659,550      1,523,313
Securities available for sale                              17,177,885     18,193,699     11,475,348      9,762,983     10,700,609
Investment securities                                       2,926,617      3,139,616      7,601,687      7,461,802      7,431,607
Loans, net of unearned income                              89,990,048     90,562,880     86,189,543     84,019,654     79,860,248
  Allowance for loan losses                                (1,435,845)    (1,507,798)    (1,456,306)    (1,534,572)    (1,550,223)

             Loans, net                                    88,554,203     89,055,082     84,733,237     82,485,082     78,310,025

Premises and equipment                                      2,733,508      2,553,170      2,376,732      2,310,275      2,203,057
Due from customers on acceptances                             391,648        616,301        585,758        544,644        484,344
Mortgage servicing rights                                     147,157        148,933        149,330        148,125        127,956
Credit card premium                                            44,947         43,894         47,403         51,005         54,703
Other intangible assets                                     2,435,080      2,431,667      2,296,452      2,204,408      1,902,567
Other assets                                                3,145,282      3,272,380      3,062,915      3,234,980      3,208,834

             Total assets                               $ 130,581,264    131,879,873    121,918,643    118,462,474    113,253,413

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing deposits                             16,725,597     17,043,223     15,598,097     16,049,504     15,523,593
  Interest-bearing deposits                                73,792,207     75,511,995     71,796,760     71,611,443     69,223,551

             Total deposits                                90,517,804     92,555,218     87,394,857     87,660,947     84,747,144
Short-term borrowings                                      20,371,290     19,500,127     15,972,619     13,033,681     12,380,411
Bank acceptances outstanding                                  391,648        616,301        585,758        544,644        484,344
Other liabilities                                           2,651,914      3,044,136      2,685,411      2,494,924      2,652,868
Long-term debt                                              7,539,045      7,120,947      6,717,374      6,053,033      4,615,040

             Total liabilities                            121,471,701    122,836,729    113,356,019    109,787,229    104,879,807

STOCKHOLDERS' EQUITY
Preferred stock                                               170,960        183,223        195,527        218,349        227,604
Common stock, $3.33-1/3 par value;
  authorized 750,000,000 shares                               936,878        926,152        909,172        926,728        930,486
Paid-in capital                                             2,098,641      1,974,833      1,786,573      2,078,062      2,124,759
Retained earnings                                           5,941,677      5,847,922      5,686,537      5,468,983      5,234,810
Unrealized gain (loss) on debt and equity securities          (38,593)       111,014        (15,185)       (16,877)      (144,053)

             Total stockholders' equity                     9,109,563      9,043,144      8,562,624      8,675,245      8,373,606

             Total liabilities and
               stockholders' equity                     $ 130,581,264    131,879,873    121,918,643    118,462,474    113,253,413

MEMORANDA
Securities available for sale-amortized cost            $  17,225,841     17,992,898     11,453,883      9,743,438     10,868,942
Investment securities-market value                          3,059,921      3,319,602      7,749,740      7,605,235      7,467,747
Common stockholders' equity, net of unrealized gain
  (loss) on debt and equity securities                  $   8,938,603      8,859,921      8,367,097      8,456,896      8,146,002
Preferred shares outstanding                                2,897,428      3,387,950      3,880,110      4,792,978      4,738,178
Common shares outstanding                                 281,063,734    277,845,768    272,752,001    278,018,734    279,145,954

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME



                                                                1996                                                    1995

                                                              FIRST          Fourth         Third       Second          First
(In thousands except per share data)                         QUARTER        Quarter       Quarter       Quarter         Quarter

INTEREST INCOME
Interest and fees on loans                                $ 1,888,659      1,883,708      1,891,195      1,789,984      1,657,955
Interest and dividends on securities
   available for sale                                         274,207        188,555        173,281        163,648        180,081
Interest and dividends on investment securities
       Taxable income                                          34,421        110,634         97,474         97,425         95,612
       Nontaxable income                                       20,206         22,780         26,037         29,384         30,910
Trading account interest                                       44,363         28,520         24,542         16,809         21,138
Other interest income                                          77,624         44,217         39,906         35,280         37,302

            Total interest income                           2,339,480      2,278,414      2,252,435      2,132,530      2,022,998

INTEREST EXPENSE
Interest on deposits                                          745,380        760,154        744,470        697,686        651,018
Interest on short-term borrowings                             268,523        239,412        229,647        181,746        165,845
Interest on long-term debt                                    113,515        112,005         94,250         96,896         78,686

            Total interest expense                          1,127,418      1,111,571      1,068,367        976,328        895,549

Net interest income                                         1,212,062      1,166,843      1,184,068      1,156,202      1,127,449
Provision for loan losses                                      70,000         64,500         59,000         54,000         42,500
Net interest income after
   provision for loan losses                                1,142,062      1,102,343      1,125,068      1,102,202      1,084,949

NONINTEREST INCOME
Trading account profits                                        20,524         34,537         18,004         12,423          4,443
Service charges on deposit accounts                           160,730        159,102        156,476        154,128        145,846
Mortgage banking income                                        37,191         39,978         39,489         35,624         34,494
Capital management income                                     114,873        107,636        100,506         95,267         93,782
Securities available for sale transactions                     14,583         15,701          9,718          8,213         10,708
Investment security transactions                                  800            777          2,591          1,233            217
Fees for other banking services                                33,040         39,786         41,926         40,575         37,284
Insurance commissions                                          19,032         17,384         12,686         11,553         12,220
Sundry income                                                 125,691        146,920         97,667         81,872         75,742

             Total noninterest income                         526,464        561,821        479,063        440,888        414,736

NONINTEREST EXPENSE
Personnel expense                                             525,346        520,043        499,059        475,175        467,875
Occupancy                                                      93,299         87,097         89,984         86,324         89,146
Equipment rentals, depreciation  and maintenance               93,232         87,609         80,749         74,560         77,118
Postage, printing and supplies                                 42,328         34,556         35,939         31,744         37,038
FDIC insurance                                                 12,211         19,240          8,166         46,942         46,141
Professional fees                                               6,424         51,542         41,528         41,311         41,978
Owned real estate expense                                         338          3,732          2,737          2,736          4,776
Amortization                                                   72,760         68,774         67,487         60,156         57,283
Merger-related restructuring charges                          281,229         94,446              -              -              -
Sundry                                                        165,448        170,255        192,992        161,044        135,187

             Total noninterest expense                      1,292,615      1,137,294      1,018,641        979,992        956,542

Income before income taxes                                    375,911        526,870        585,490        563,098        543,143
Income taxes                                                  133,061        191,508        204,909        198,704        193,299

             Net income                                       242,850        335,362        380,581        364,394        349,844
Dividends on preferred stock                                    3,900          4,084          4,956          5,113         12,237

             Net income applicable to common
               stockholders                               $   238,950        331,278        375,625        359,281        337,607

PER COMMON SHARE DATA
  Net income                                              $      0.85           1.19           1.36           1.30           1.19
  Cash dividends                                          $      0.52           0.52           0.52           0.46           0.46
Average common shares                                     280,374,291    278,526,745    275,484,290    278,118,886    282,566,184

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                      Three Months Ended March 31,

(In thousands)                                                          1996                    1995

OPERATING ACTIVITIES
Net income                                                   $                  242,850         349,844
Adjustments to reconcile net income to net cash provided
  (used)
  by operating activities
     Accretion and amortization of securities
       discounts and premiums, net                                               10,754         (17,733)
     Provision for loan losses                                                   70,000          42,500
     Provision for foreclosed properties                                           (882)            715
     Securities available for sale transactions                                 (14,583)        (10,708)
     Investment security transactions                                              (800)           (217)
     Depreciation and amortization                                              144,543         127,264
     Trading account assets, net                                             (1,426,290)       (206,144)
     Mortgage loans held for resale                                            (121,205)        140,166
     Loss on sales of premises and equipment                                         94             967
     Gain on sale of segregated assets                                             (811)         (6,978)
     Other assets, net                                                          231,348         264,882
     Other liabilities, net                                                    (412,851)        192,160
            Net cash provided (used) by
              operating activities                                           (1,277,833)        876,718

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
     Sales of securities available for sale                                   5,625,983       1,563,214
     Maturities of securities available for sale                              1,458,443         163,122
     Purchases of securities available for sale                              (6,097,805)       (572,433)
     Sales and calls of investment securities                                     2,506           8,821
     Maturities of investment securities                                        266,166         450,766
     Purchases of investment securities                                         (49,748)        (50,040)
     Origination of loans, net                                                1,158,247      (2,228,476)
     Sales of premises and equipment                                              9,880          28,563
     Purchases of premises and equipment                                       (252,314)       (106,431)
     Purchases of mortgage servicing rights                                      (7,150)           (266)
     Other intangible assets, net                                                   489         (12,206)
     Purchases of banking organizations, net of
       acquired cash equivalents                                                 36,929          (4,430)
            Net cash provided (used) by
              investing activities                                            2,151,626        (759,796)

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
     Sales of deposits, net                                                  (2,769,871)     (3,143,485)
     Securities sold under repurchase agreements
        and other short-term borrowings, net                                    813,690       2,131,146
     Issuances of long-term debt                                                562,316         427,556
     Payments of long-term debt                                                (155,664)        (54,653)
     Sales of common stock                                                       35,439          32,066
     Purchases of preferred stock                                                     -            (870)
     Purchases of common stock                                                  (37,092)       (295,017)
     Cash dividends paid                                                       (149,095)       (132,353)
            Net cash used by financing
              activities                                                     (1,700,277)     (1,035,610)

            Decrease in cash and cash
              equivalents                                                      (826,484)       (918,688)
            Cash and cash equivalents,
              beginning of year                                              10,544,065       8,225,086
            Cash and cash equivalents, end of
              year                                           $                9,717,581       7,306,398

NONCASH ITEMS
      Increase in securities available for sale              $                        -          57,382
      Decrease in investment  securities                                              -         (72,274)
      Increase in other assets                                                        -          14,892
      Increase in foreclosed properties and a
        decrease in loans                                                         1,000          12,326
      Conversion of preferred stock to common stock                              12,263           1,233
      Issuance of common stock for purchase
        accounting acquisitions                                                 123,924               -
      Effect on stockholders' equity of an
        unrealized gain (loss) on debt and equity securities
           included in
           Securities available for sale                                       (248,757)        227,716
           Other assets (deferred income taxes)              $                  (99,150)         82,272

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